EXHIBIT 10(r)
STOCK PURCHASE AGREEMENT
by and among
HYDRA-CO ENTERPRISES, INC.
HCO-JAMAICA, INC.
and
AEI CENTRAL AMERICA LTD.
together with
ASHMORE ENERGY INTERNATIONAL
(solely for the limited purposes of Section 8.2)
Dated as of May 31, 2007
ARTICLE I
SALE AND PURCHASE OF SHARES

1.1	Sale and Purchase of Shares
1.2	Purchase Price
1.3	Closing
1.4	Closing Deliveries
1.5	Purchase Agreement Fee
1.6	Purchase Price Adjustment	3
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLERS

2.1	Organization and Qualification
2.2	Title to Shares
2.3	Authority; Non-Contravention; Statutory Approvals.
2.4	Litigation
2.5	Brokers and Finders
ARTICLE III
REPRESENTATIONS AND WARRANTIES WITH RESPECT TO HCE-ROCKFORT AND
JAMAICA SUBSIDIARIES

3.1	Organization and Qualification; Non-Contravention; Statutory Approvals.
3.2	Capitalization.

3.3	Financial Statements; Undisclosed Liabilities.
3.4	Absence of Certain Changes or Events
3.5	Tax Matters
3.6	Litigation
3.7	Compliance with Laws.
3.8	Employee Benefits.
3.9	Companies Permits.
3.10	Leased Real Property.
3.11	Contracts.
3.12	Environmental Matters
3.13	Labor Matters.
3.14	Intellectual Property
3.15	Affiliate Contracts
3.16	Insurance
3.17	Brokers and Finders
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

4.1	Organization and Qualification
4.2	Authority; Non-Contravention; Statutory Approvals.
4.3	Financing
4.4	Litigation
4.5	Investment Intention; Sufficient Investment Experience; Independent Investigation
4.6	Brokers and Finders
4.7	Qualified for Permits
4.8	No Knowledge of Sellers Breach
ARTICLE V
COVENANTS

5.1	Conduct of Business
5.2	Approvals.
5.3	Access
5.4	Publicity
5.5	Tax Cooperation
5.6	Employee Matters.
5.7	Fees and Expenses.
5.8	Indemnification of Directors and Officers.
5.9	Affiliate Contracts

5.10	Further Assurances
5.11	Supplements to Disclosure Letters
5.12	Change of Name.
5.13	Resignations of Certain Officers and Directors
5.14	Tax Indemnity	27
ARTICLE VI
CONDITIONS TO CLOSING

6.1	Conditions to the Obligations of the Parties
6.2	Conditions to the Obligations of Purchaser
6.3	Conditions to the Obligations of Sellers
ARTICLE VII
TERMINATION

7.1	Termination
7.2	Effect of Termination
ARTICLE VIII
LIMITS OF LIABILITY; PARENT GUARANTEE

8.1	Non-Survival of Representations, Warranties, Covenants and Agreements.
8.2	Parent Guarantee.	32
ARTICLE IX
DEFINITIONS AND INTERPRETATION

9.1	Defined Terms
9.2	Definitions
9.3	Interpretation
ARTICLE X
GENERAL PROVISIONS

10.1	Notices
10.2	Binding Effect
10.3	Assignment; Successors; Third-Party Beneficiaries.
10.4	Amendment; Waivers; etc
10.5	Entire Agreement.
10.6	Severability
10.7	Counterparts

10.8	Governing Law
10.9	Arbitration
10.10	Limitation on Damages
10.11	Enforcement
10.12	No Right of Set-Off
EXHIBITS

Exhibit A	Sellers Disclosure Letter

Exhibit B	Companies Disclosure Letter

Exhibit C	Purchaser Disclosure Letter
SCHEDULES TO BE INCORPORATED INTO THE DISCLOSURE LETTERS APPENDED AS EXHIBITS

Schedule 2.2	Title to Shares

Schedule 2.3(b)	Sellers Required Consents

Schedule 2.3(c)	Sellers Required Statutory Approvals

Schedule 2.4	Litigation

Schedule 3.1(b)	Companies Required Consents

Schedule 3.1(c)	Companies Required Statutory Approvals

Schedule 3.2(b)	Power Company

Schedule 3.2(d)	Agreements regarding Shares and Equity Interests

Schedule 3.3(d)	Undisclosed Liabilities

Schedule 3.4	Absence of Certain Changes or Events

Schedule 3.5	Tax Matters

Schedule 3.6	Litigation

Schedule 3.7(a)	Compliance with Laws

Schedule 3.8(a)	Employee Benefits

Schedule 3.8(e)	Employee Benefits

Schedule 3.8(f)	Employee Benefits

Schedule 3.9(a)	Companies Permits

Schedule 3.10(a)	Leased Real Property

Schedule 3.11(a)	Contracts

Schedule 3.11(b)(i)	Contracts

Schedule 3.11(b)(ii)	Contracts

Schedule 3.12	Environmental Matters

Schedule 3.13(a)	Labor Matters

Schedule 3.13(b)	Labor Matters

Schedule 3.15	Affiliate Contracts

Schedule 3.16	Insurance

Schedule 4.2(b)	Purchaser Required Consents

Schedule 4.2(c)	Purchaser Required Statutory Approvals

Schedule 4.4	Purchaser Litigation

Schedule 9.2(a)	Sellers Knowledge Group

Schedule 9.2(b)	Purchaser Knowledge Group
SCHEDULES TO STOCK PURCHASE AGREEMENT

Schedule 5.1	Conduct of Business

Schedule 5.3	Access

Schedule 5.9	Affiliate Contracts

Schedule 5.13	Resignations and Terminations

Schedule 5.14	Tax Indemnity

Schedule 6.1(a)	Statutory Approvals

STOCK PURCHASE AGREEMENT
     This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of May 31, 2007, is entered into by and among (i) HYDRA-CO Enterprises, Inc., a New York corporation (“HCE”), (ii) HCO-Jamaica, Inc., a New York corporation (“HCO-Jamaica” and, together with HCE, each a “Seller” and collectively, “Sellers”), (iii) AEI Central America Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Purchaser”), and (iv) solely for the limited purposes of Section 8.2, Ashmore Energy International, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Parent”). Each of Purchaser, Parent, HCE and HCO-Jamaica are sometimes referred to individually herein as a “Party” and collectively as the “Parties”. Certain other terms are defined throughout this Agreement and in Section 9.2.
WITNESSETH:
     WHEREAS HCE owns all the issued and outstanding Equity Interests of HCE-Rockfort Diesel, Inc. (the “HCE-Rockfort Shares”), a New York corporation (“HCE-Rockfort”);
     WHEREAS HCE-Rockfort owns (i) approximately 42.3% of the Equity Interests in Jamaica Private Power Company Limited, a Jamaica limited liability company (the “Power Company”), which represents approximately 46.3% of the voting interest in the Power Company, and (ii) one (1) share (the “HCE-Rockfort PPO Share”) in Private Power Operators Limited, a Jamaica limited liability company (“PPO” and together with the Power Company, each a “Jamaica Subsidiary” and collectively, the “Jamaica Subsidiaries”);
     WHEREAS HCO-Jamaica owns one (1) share in PPO (the “HCO-Jamaica PPO Share”, and together with the HCE-Rockfort PPO Share, the “PPO Shares”; and the HCO-Jamaica PPO Share and the HCE-Rockfort Shares, the “Shares”); and
     WHEREAS Purchaser desires to purchase from the respective Sellers, and the respective Sellers desire to sell to Purchaser, all the Shares, upon the terms and subject to the conditions set forth in this Agreement.
     NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and warranties made in this Agreement and of the mutual benefits to be derived therefrom, the Parties agree as follows:
ARTICLE I
SALE AND PURCHASE OF SHARES
          1.1 Sale and Purchase of Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing (as such term is defined in Section 1.3), (a) Purchaser shall purchase from HCE, and HCE shall sell to Purchaser, good and valid title, free and clear of any Liens except those created by Purchaser arising out of ownership of the HCE-Rockfort Shares by Purchaser, all the HCE-Rockfort Shares (the “HCE-Rockfort Transaction”) and (b) Purchaser shall purchase from HCO-Jamaica, and HCO-Jamaica shall sell to Purchaser, good and valid title, free and clear of any Liens except those created by Purchaser arising out of ownership of the HCO-Jamaica PPO Share by Purchaser, the HCO-Jamaica PPO Share (the “PPO Transaction”, and together with the HCE-Rockfort Transaction, the “Transactions”)
          1.2 Purchase Price. The consideration to be paid by Purchaser in respect of the purchase of the Shares shall be an amount in cash equal to US$14,000,000 in the legal currency of the United States of America (the “Purchase Price”), subject to adjustment under Section 1.6, which shall be allocated to (a) the HCE-Rockfort Shares in an amount in cash equal to US$12,750,000 in the legal currency of the United States of America and (b) the HCO-Jamaica PPO Share in an amount in cash equal to US$1,250,000 in the legal currency of the United States of America.
          1.3 Closing. The closing of the Transactions (the “Closing”) shall take place in New York, New York, at 10:00 a.m., local time, as soon as practicable, but in any event not later than the second (2nd) Business Day immediately following the date on which the last of the conditions contained in Article VI is fulfilled or waived (except for those conditions which by their nature can only be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions), or at such other place, time and date (the “Closing Date”) as the Parties may agree.
          1.4 Closing Deliveries. At the Closing:
          (a) HCE shall deliver to Purchaser the stock certificate evidencing the HCE-Rockfort Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank.
          (b) HCO-Jamaica shall deliver to Purchaser the stock certificate evidencing the HCO-Jamaica PPO Share, together with the instrument of transfer duly executed in blank.
          (c) For the Shares so delivered by Sellers, Purchaser shall pay, or cause to be paid, to HCE or any Affiliate designated by HCE prior to the Closing, by wire transfer of immediately available funds to the bank account or accounts outside of Jamaica designated by HCE prior to the Closing, an amount in cash in the legal currency of the United States of America (the “Closing Purchase Price”) that represents the Purchase Price (but after application of amounts previously delivered to HCE pursuant to Section 1.5) (x) plus the PP Adjustment Amount (as such term is defined in Section 1.6(a)), if a positive number, or (y) minus the PP Adjustment Amount, if a negative number, in each case, as reasonably estimated by Sellers as of one (1) Business Day prior to the Closing Date.
          (d) Purchaser shall deliver to Sellers for the benefit of the Power Company the Acknowledgment and Agreement executed by Purchaser and, to the extent required under the Members’ Agreement, by Parent in the form attached as Exhibit 2.08 of the Members’ Agreement in accordance with the terms thereof.
          (e) Purchaser shall deliver to Sellers for the benefit of the Power Company the Acknowledgment and Agreement executed by Purchaser and, to the extent required under the Members’ Agreement, by Parent in the form attached as Exhibit 2.09 of the Members’ Agreement in accordance with the terms thereof.

          (f) Purchaser shall deliver to Sellers for the benefit of the NIBJ the agreement executed by Purchaser in accordance with the terms of Section 1.1.2 of the NIBJ Agreement with Initial Members.
          (g) Purchaser shall deliver to Sellers for the benefit of the GOJ the agreement executed by Purchaser in accordance with the terms of Section 1.1.2 of the GOJ Agreement with Initial Members.
          (h) Each Party shall deliver the certificates, agreements, instruments and other documents required to be delivered by it pursuant to Article VI.
          1.5 Purchase Agreement Fee. Within two (2) Business Day following Sellers’ written notice to Purchaser of satisfaction of the condition set forth in Section 6.3(f), Purchaser shall pay to HCE One Million Dollars (US$1,000,000) in cash (the aggregate of such amount, plus any interest deemed earned thereon from (and including) the date hereof to (but excluding) the Closing Date or date of earlier termination of this Agreement, being referred to as the “Purchase Agreement Fee”), by wire transfer of immediately available funds in United States dollars to the bank account or accounts outside of Jamaica that have been designated by HCE. The Purchase Agreement Fee will be deemed to earn interest at the Specified Rate. The Purchase Agreement Fee shall be nonrefundable unless this Agreement is terminated in accordance with Section 7.1(a), 7.1(b), 7.1(c), 7.1(d), 7.1(e) or 7.1(g), in which event HCE shall pay to Purchaser, no later than five (5) Business Days following the effective date of such termination, an amount equal to such portion of the Purchase Agreement Fee received by it pursuant to this Section 1.5 by wire transfer of immediately available funds in United States dollars to the bank account or accounts designated by Purchaser. The Purchase Agreement Fee received by HCE shall be credited against (x) such portion of the Closing Purchase Price payable to HCE or any Affiliate designated by HCE in accordance with Section 1.4(c) or (y) if this Agreement is terminated (other than pursuant to Section 7.1(a), 7.1(b), 7.1(c), 7.1(d), 7.1(e) or 7.1(g)), the Damages, if any, owed by Purchaser to HCE arising out of breach of this Agreement by Purchaser. The Purchase Agreement Fee shall not be deemed to be a liquidated damages payment for any breach by Purchaser of this Agreement.
          1.6 Purchase Price Adjustment.
          (a) The Purchase Price payable on the Closing Date shall be adjusted as contemplated by Section 1.4(c) as follows:
     (i) upward by an amount, if any, equal to the total combined amount of capital contributions (other than a capital contribution contemplated by Section 7.1(e)) made by HCE to HCE-Rockfort or from HCO-Jamaica to PPO from December 31, 2006 until the Closing Date; and
     (ii) downward by an amount, if any, equal to the total combined amount of dividends or distributions received by HCE from HCE-Rockfort and by HCO-Jamaica from PPO (for the avoidance of doubt, excluding any payments made under any Operating Contract in the ordinary course of business) from December 31, 2006 until the Closing Date;

          with the Purchase Price, plus any upward adjustment provided for in clause (i) above, and minus any downward adjustment provided for in clause (ii) above, calculated on a daily basis, accruing interest payable to Sellers at the Specified Rate for the period of time beginning on January 1, 2007 and ending on the Closing Date (the “PP Adjustment Amount”).
          (b) After the Closing Date, Purchaser shall afford, and shall exercise the voting, governance and contractual powers available to it to cause, to the extent possible, the Power Company to afford, to Sellers and any accountants, counsel or financial advisers retained by Sellers in connection with any adjustment to the Closing Purchase Price contemplated by this Section 1.6 reasonable access to the books, records and employees of HCE-Rockfort, PPO and the Power Company as is reasonably requested by Sellers in connection with the matters addressed in this Section 1.6. Within forty-five (45) days after the Closing Date, Sellers shall prepare and deliver to Purchaser a notice (the “Post-Closing PP Adjustment Notice”) setting forth the proposed final PP Adjustment Amount calculated as of the Closing Date (the “Post-Closing PP Adjustment Amount”).
          (c) Purchaser may dispute any amounts reflected in the Post-Closing PP Adjustment Notice; provided, however, that Purchaser shall have notified Sellers in writing of each item Purchaser is disputing in good faith, specifying the estimated amount thereof in dispute, if known or determinable, and setting forth, in reasonable detail, the basis for such dispute by no later than the tenth (10th) Business Day following Purchaser’s receipt of the Post-Closing PP Adjustment Notice (the “Objection Notice”). If, within such period after such tenth Business Day, Purchaser shall not have given Sellers an Objection Notice with respect to the Post-Closing PP Adjustment Notice, then Purchaser shall be deemed to have accepted such notices and amounts contained therein as final and binding without amendment or modification and conclusive upon each of the Parties.
          (d) If Purchaser delivers an Objection Notice, then the items in dispute shall be promptly submitted by Purchaser (in any event, no later than three (3) Business Days upon receipt by Sellers of such Objection Notice) to a mutually agreeable accounting firm (and failing agreement, one of the “Big 4” accounting firms to be determined by lot) (the “Accounting Firm”), which shall, acting as experts in accounting and not as arbitrators or legal experts, resolve those disagreements set forth in the Objection Notice. Purchaser and Sellers shall make readily available to the Accounting Firm all relevant books and records and any work papers, and all other items reasonably requested by the Accounting Firm. The fees and disbursements of the Accounting Firm shall be borne equally by Purchaser and HCE. Within twenty (20) Business Days after such submission, the Accounting Firm shall, and the Parties shall direct the Accounting Firm to, determine and report to Purchaser and Sellers upon such disputed items, and such report shall be final, binding and conclusive on the Parties. Upon completion of the foregoing procedures, the “Final PP Adjustment Amount” shall be deemed to be (i) the Post-Closing PP Adjustment Amount if Purchaser shall not have objected thereto within the specified time period set forth in Section 1.6(c) or (ii) as determined or reported by the Accounting Firm in accordance with this Section 1.6(d).
          (e) Within three (3) Business Days following completion of the foregoing procedures in Section 1.6(d):

     (i) if the Final PP Adjustment Amount exceeds the PP Adjustment Amount, then Purchaser shall pay to HCE an amount equal to the difference between the Final PP Adjustment Amount and the PP Adjustment Amount;
     (ii) if the Final PP Adjustment Amount is less than the PP Adjustment Amount, then HCE shall pay to Purchaser an amount equal to the difference between the Final PP Adjustment Amount and the PP Adjustment Amount; or
     (iii) if the Final PP Adjustment Amount is equal to the PP Adjustment Amount, then there shall be no further payment under this Section 1.6(e).
          Any payment made pursuant to the foregoing clauses (i)-(ii) shall be made by wire transfer of immediately available funds in United States dollars in accordance with wire instructions delivered by Sellers or Purchaser, as the case may be, to the other Party. To the extent any payment required to be made under this Section 1.6(e) is not made by such third (3rd) Business Day, the amount payable will bear interest from such third (3rd) Business Day at the Specified Rate.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLERS
     Except as otherwise disclosed in the Sellers Disclosure Letter attached hereto as Exhibit A (the “Sellers Disclosure Letter”), each Seller represents and warrants, severally and not jointly and as to itself only, to Purchaser as follows in this Article II:
          2.1 Organization and Qualification. Such Seller is a corporation duly formed and validly existing under the laws of the State of New York, and has full corporate power and authority to own, lease and operate its respective assets and properties and to conduct its respective business as presently conducted, except where the failure to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a Sellers Material Adverse Effect.
          2.2 Title to Shares. Such Seller is the lawful record and beneficial owners of the Shares set forth opposite its respective name in Schedule 2.2 of the Sellers Disclosure Letter, free and clear of any and all Liens, except for Liens created by this Agreement. The delivery of the respective Shares to Purchaser in the manner contemplated under Article I, following the payment by Purchaser of the Closing Purchase Price to HCE or any Affiliate designated by HCE, shall transfer to Purchaser valid beneficial and legal title to its respective Shares, free and clear of any and all Liens except for Liens created by Purchaser and subject to registration of Purchaser in the Register of Members of PPO. Except as set forth in Schedule 2.2 of the Sellers Disclosure Letter, there are no outstanding options, warrants or other rights of any kind to acquire from HCE or HCO-Jamaica any Shares or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire from HCE or HCO-Jamaica, any Shares, nor is HCE or HCO-Jamaica committed to issue any such option, warrant, right or security.

          2.3 Authority; Non-Contravention; Statutory Approvals.
          (a) Authority. Subject to receipt of all necessary approvals of the board of directors of such Seller, such Seller has full corporate power and authority to enter into this Agreement and, subject to receipt of the Sellers Required Statutory Approvals (as such term is defined in Section 2.3(c)), to consummate the transactions contemplated hereby. Subject to receipt of all necessary approvals of the board of directors of such Seller, the execution, delivery and performance by such Seller of this Agreement and the consummation by such Seller of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of such Seller, and no other corporate proceedings or approvals on the part of such Seller are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. Subject to receipt of all necessary approvals of the board of directors of such Seller, this Agreement has been duly executed and delivered by such Seller and, assuming the due authorization, execution and delivery hereof by each other Party, constitutes the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as limited by applicable Law affecting the enforcement of creditors’ rights generally or by general equitable principles.
          (b) Non-Contravention. The execution and delivery of this Agreement by such Seller do not, and the consummation of the transactions contemplated hereby will not, result in any violation or breach of or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or stipulated payment under (any such violation, breach, default, right of termination, cancellation, acceleration or payment is referred to herein as a “Violation”), or result in the creation of any Lien upon any of the properties or assets of such Seller pursuant to any provision of (i) the Organizational Documents of such Seller, subject to obtaining the third-party Consents set forth in Schedule 2.3(b) of the Sellers Disclosure Letter (the “Sellers Required Consents”); (ii) any lease, mortgage, indenture, note, bond, deed of trust, or other written instrument or agreement of any kind to which it is a party or by which it may be bound, subject to obtaining the Sellers Required Consents; or (iii) any Law, Permit or Governmental Order applicable to it, subject to obtaining the Sellers Required Statutory Approvals; other than in the case of clauses (i), (ii) and (iii) any such Violation or Lien which would not reasonably be expected to have, individually or in the aggregate, a Sellers Material Adverse Effect.
          (c) Statutory Approvals. Except for the filings or approvals (i) set forth in Schedule 2.3(c) of the Sellers Disclosure Letter (the “Sellers Required Statutory Approvals”) and (ii) as may be required due to the regulatory or corporate status of Purchaser, no Consent of any Governmental Entity is required to be made or obtained by such Seller in connection with the execution and delivery of this Agreement or the consummation by such Seller of the transactions contemplated hereby, except those which the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Sellers Material Adverse Effect or a Companies Material Adverse Effect.
          2.4 Litigation. Except as set forth in Schedule 2.4 of the Sellers Disclosure Letter, there is no action, claim, suit or proceeding at law or in equity pending or, to the Knowledge of Sellers, threatened against such Seller that, if adversely determined, would reasonably be expected to have, individually or in the aggregate, a Sellers Material Adverse Effect. Subject to obtaining the Sellers Required Statutory Approvals, there are no Governmental Orders of or by any Governmental Entity applicable to such Seller except for such that would not reasonably be expected to have, individually or in the aggregate, a Sellers Material Adverse Effect or a Companies Material Adverse Effect.
          2.5 Brokers and Finders. Such Seller has not entered into any written agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker’s or finder’s fee or any other commission or similar fee payable by such Seller, HCE-Rockfort or the Jamaica Subsidiaries in connection with any of the transactions contemplated by this Agreement, except J.P. Morgan Securities Inc., whose fees shall be paid by Sellers.
ARTICLE III
REPRESENTATIONS AND WARRANTIES WITH RESPECT TO HCE-ROCKFORT
AND JAMAICA SUBSIDIARIES
     Except as disclosed in the Companies Disclosure Letter attached hereto as Exhibit B (the “Companies Disclosure Letter”) and except for any actions permitted by Section 5.1 of this Agreement, HCE and, solely with respect to PPO, HCO-Jamaica represent and warrant to Purchaser as follows in this Article III:
          3.1 Organization and Qualification; Non-Contravention; Statutory Approvals.
          (a) Organization and Qualification. Each of HCE-Rockfort, PPO and the Power Company has been duly formed and is validly existing and in good standing (to the extent such concepts are recognized under applicable Law) under the laws of the jurisdiction of its formation, with full power and authority to own or lease and to operate its respective properties and to conduct its respective business as presently conducted and is duly qualified to do business in all jurisdictions in which such qualification is necessary under applicable Law as a result of the conduct of its respective business or the operation of its respective properties.
          (b) Non-Contravention. The execution and delivery of this Agreement by Sellers does not, and the consummation of the transactions contemplated hereby will not, result in any Violation or result in the creation of any Lien upon any of the respective properties of HCE-Rockfort, PPO or the Power Company, pursuant to any provision of (i) the Organizational Documents of HCE-Rockfort, PPO or the Power Company, subject to obtaining the third-party Consents set forth in Schedule 3.1(b) of the Companies Disclosure Letter (the “Companies Required Consents”); (ii) any lease, mortgage, indenture, note, bond, deed of trust, or other written instrument or agreement of any kind to which HCE-Rockfort, PPO or the Power Company is a party or by which HCE-Rockfort, PPO or the Power Company may be bound, subject to obtaining the Companies Required Consents; or (iii) any Law, Permit or Governmental Order applicable to each of HCE-Rockfort, PPO or the Power Company, subject to obtaining the Sellers Required Statutory Approvals and the Companies Required Statutory Approvals; other than in the case of clauses (i), (ii) and (iii) any such Violation or Lien which would not reasonably be expected to have, individually or in the aggregate a Companies Material Adverse Effect.
          (c) Statutory Approvals. Except for (i) the filings or approvals set forth in Schedule 3.1(c) of the Companies Disclosure Letter (the “Companies Required Statutory Approvals”) and (ii) such other filings or approvals as may be required due to the regulatory or corporate status of Purchaser, no Consent of any Governmental Entity is required to be made or obtained by HCE-Rockfort, PPO or the Power Company in connection with the execution and delivery of this Agreement or the consummation by Sellers of the transactions contemplated hereby, except those which the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Companies Material Adverse Effect.
          3.2 Capitalization.
          (a) HCE-Rockfort and PPO. The authorized capital stock of HCE-Rockfort consists of 200 shares of capital stock, each with no par value, of which one (1) share is issued and outstanding. The HCE-Rockfort Shares constitute all of the issued and outstanding Equity Interests in HCE-Rockfort. The authorized capital stock of PPO consists of 200 shares, each with no par value, of which two (2) shares are issued and outstanding. The PPO Shares constitute all of the issued and outstanding Equity Interests in PPO.
          (b) Power Company. Schedule 3.2(b) of the Companies Disclosure Letter sets forth for the Power Company: (i) its jurisdiction of formation; (ii) its authorized Equity Interests; (iii) the number of its issued and outstanding Equity Interests; and (iv) the Equity Interests that are owned directly by HCE-Rockfort. The Equity Interests of the Power Company that are owned by HCE-Rockfort, as set forth on Schedule 3.2(b) of the Companies Disclosure Letter, are owned free and clear of all Liens, other than Permitted Liens and other than as set forth in Schedule 3.2(b) of the Companies Disclosure Letter. All of the issued and outstanding Equity Interests in the Power Company that are owned directly by HCE-Rockfort have been duly authorized and, to the extent such concepts are recognized under applicable Law, are validly issued and fully paid.
          (c) No Other Equity Interests. As of the date hereof, HCE-Rockfort does not own, directly or indirectly, any Equity Interests in any Person other than PPO and the Power Company. As of the date hereof, HCO-Jamaica does not own, directly or indirectly, any Equity Interests in any Person other than PPO.
          (d) Agreements with Respect to Shares and Equity Interests of HCE-Rockfort and the Jamaica Subsidiaries. Except as set forth in Schedule 3.2(d) of the Companies Disclosure Letter and except as provided for in the Organizational Documents of HCE-Rockfort or any Jamaica Subsidiary, as applicable, there are no:
     (i) subscriptions, options, warrants, calls, conversion, exchange, purchase right or other written contracts, rights, agreements or commitments of any kind obligating, directly or indirectly, HCE-Rockfort or PPO or, to the Knowledge of Sellers, the Power Company, as applicable, to issue, transfer, sell or otherwise dispose of, or cause to be issued, transferred, sold or otherwise disposed of, any Equity Interests of HCE-

Rockfort or any Jamaica Subsidiary, as applicable, or any securities convertible into or exchangeable for any such Equity Interests (other than in connection with any Permitted Lien); or
     (ii) partnership agreements, voting trusts, proxies or other written agreements, instruments or understandings to which HCE-Rockfort, PPO or the Power Company is a party, or by which HCE-Rockfort, PPO or the Power Company is bound, relating to the voting of any shares of the Equity Interests of HCE-Rockfort or any Jamaica Subsidiary (other than in connection with any Permitted Lien), as applicable.
          3.3 Financial Statements; Undisclosed Liabilities.
          (a) Sellers have provided to Purchaser copies of HCE-Rockfort’s unaudited balance sheet as at December 31, 2006 and the related unaudited statement of operations for the year then ended (collectively, the “HCE-Rockfort Financial Statements”). The HCE-Rockfort Financial Statements fairly present in all material respects the assets and liabilities of HCE-Rockfort as of December 31, 2006 and the results of HCE-Rockfort’s operations for the period indicated (except for normal and recurring year-end adjustments and for the absence of notes). The HCE-Rockfort Financial Statements have been prepared in conformity with U.S. GAAP. The unaudited balance sheet of HCE-Rockfort as at December 31, 2006 is hereinafter referred to as the “HCE-Rockfort Balance Sheet”.
          (b) The unaudited balance sheet of PPO as at December 31, 2006 (the “PPO Balance Sheet”) and the related unaudited statement of profit and loss account and statement of cash flows for the year then ended (collectively, the “PPO Financial Statements”) fairly present in all material respects the assets and liabilities of PPO as of December 31, 2006 and the income, expenses and cash flows of PPO for the period indicated (except for normal and recurring year-end adjustments). The PPO Financial Statements have been prepared in conformity with the International Financial Reporting Standards (“IFRS”) and the requirements of the Jamaican Companies Act and have been reconciled to U.S. GAAP to the extent required to prepare the HCE-Rockfort Financial Statements in conformity with U.S. GAAP.
          (c) The audited balance sheet of the Power Company as at December 31, 2006 (the “Power Company Balance Sheet” and, together with the HCE-Rockfort Balance Sheet and the PPO Balance Sheet, collectively, the “Balance Sheets”) and the related audited statement of profit and loss account, statement of changes in equity and statement of cash flows for the year then ended (collectively, the “Power Company Financial Statements”) fairly present in all material respects the assets and liabilities of the Power Company as of December 31, 2006 and the revenues, expenses, capital and cash flows of the Power Company for the period indicated. The Power Company Financial Statements have been prepared in conformity with the IFRS and the requirements of the Jamaican Companies Act and have been reconciled to U.S. GAAP to the extent required to prepare the HCE-Rockfort Financial Statements in conformity with U.S. GAAP.
          (d) Neither HCE-Rockfort nor any Jamaica Subsidiary has any Liabilities, other than (i) Liabilities that will not be applicable to HCE-Rockfort or any Jamaica Subsidiary after

Closing, (ii) Liabilities disclosed on Schedule 3.3(d) of the Companies Disclosure Letter, (iii) Liabilities reserved for or reflected in the Balance Sheets, (iv) Liabilities incurred in the ordinary course of business since December 31, 2006 that have not had, or would not reasonably be expected to have, individually or in the aggregate, a Companies Material Adverse Effect and (v) such other Liabilities as have not had, or would not reasonably be expected to have, individually or in the aggregate, a Companies Material Adverse Effect.
          3.4 Absence of Certain Changes or Events. Since December 31, 2006 through the date hereof, except as set forth in Schedule 3.4 of the Companies Disclosure Letter, other than in connection with the transactions contemplated by this Agreement, none of HCE-Rockfort, PPO or the Power Company has taken any of the actions set forth in Sections 5.1(a) through 5.1(k), that, if taken after the execution and delivery of this Agreement, would require the consent of Purchaser pursuant to Section 5.1.
          3.5 Tax Matters. Except as set forth in Schedule 3.5 of the Companies Disclosure Letter:
          (a) HCE-Rockfort and each of PPO and the Power Company has, or, in each case, a Person acting on its behalf has, (A) filed with the appropriate Governmental Entity all material Tax Returns required to have been filed by it and such Tax Returns are accurate and complete in all material respects and (B) duly paid in full or made provision in accordance with, with respect to HCE-Rockfort, U.S. GAAP and, with respect to PPO and the Power Company, IFRS for the payment of all Taxes shown as due or payable on such Tax Returns or that are otherwise due and payable;
          (b) no written proposed deficiencies, adjustments, written claims for unpaid Taxes, audits or other administrative proceedings or court proceedings are, as of the date hereof, pending with regard to any Taxes or Tax Returns of HCE-Rockfort, PPO or the Power Company and none of HCE-Rockfort or any Jamaica Subsidiary has been informed in writing of the planned commencement of any such audits or proceedings;
          (c) none of HCE-Rockfort, PPO or the Power Company has waived any statute of limitations for the assessment or collection of any material Taxes which waiver is currently in effect;
          (d) there are no Liens for Taxes on any assets of HCE-Rockfort, PPO or the Power Company, except Liens relating to (i) Taxes not yet due and payable or (ii) Taxes which are being contested in good faith and for which adequate reserves have been established;
          (e) HCE-Rockfort has made available to Purchaser complete and accurate copies of all of its material income Tax Returns (or, in the case of Tax Returns filed by a consolidated, combined or unitary group of which HCE-Rockfort is a member, pro forma Tax Returns) and PPO, and HCE-Rockfort has made available to Purchaser all material Tax information provided to it by the Power Company, in each case for the years 2004 and 2005, as filed or subsequently amended; and

          (f) HCE-Rockfort is a member of the CMS Energy Corporation affiliated group filing a consolidated United States federal income Tax Return but has no liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6, as successor, by contract or otherwise.
          3.6 Litigation. Except as set forth in Schedule 3.6 of the Companies Disclosure Letter, there is no action, claim, suit or other proceeding at law or in equity pending or, to the Knowledge of Sellers, threatened against HCE-Rockfort or affecting the assets or properties of HCE-Rockfort that, if adversely determined, would reasonably be expected to have, individually or in the aggregate, a Companies Material Adverse Effect. Except as set forth in Schedule 3.6 of the Companies Disclosure Letter, there is no action, claim, suit or other proceeding at law or in equity pending or, to the Knowledge of Sellers, threatened against PPO or affecting the assets or properties of PPO that, if adversely determined, would reasonably be expected to have, individually or in the aggregate, a Companies Material Adverse Effect. Except as set forth in Schedule 3.6 of the Companies Disclosure Letter, there is no action, claim, suit or other proceeding at law or in equity pending or, to the Knowledge of Sellers, threatened against the Power Company or affecting the assets or properties of the Power Company that, if adversely determined, would reasonably be expected to have, individually or in the aggregate, a Companies Material Adverse Effect.
          3.7 Compliance with Laws.
          (a) Except as set forth in Schedule 3.7(a) of the Companies Disclosure Letter, HCE-Rockfort and each Jamaica Subsidiary is in compliance with all applicable Law (including any applicable foreign corrupt practices Law), except for non-compliance and violations that would not reasonably be expected to have, individually or in the aggregate, a Companies Material Adverse Effect. Except as set forth in Schedule 3.7(a) of the Companies Disclosure Letter, neither HCE-Rockfort nor any Jamaica Subsidiary has received any written notice of or been charged with any violation of or, to the Knowledge of Sellers, is under investigation with respect to any violation of, any Law or Governmental Order, except in each case for violations that would not reasonably be expected to have, individually or in the aggregate, a Companies Material Adverse Effect.
          (b) This Section 3.7 does not relate to Tax matters, which are instead the subject of Section 3.5, employee benefits matters, which are instead the subject of Section 3.8, Companies Permits, which are instead the subject of Section 3.9, or environmental matters, which are instead the subject of Section 3.12.
          3.8 Employee Benefits.
          (a) Schedule 3.8(a) of the Companies Disclosure Letter contains a list of each material written agreement relating to bonus, incentive or deferred compensation, pension, retirement, profit-sharing, savings, employment, consulting, compensation, stock purchase, stock option, phantom stock or other equity-based compensation, severance pay, termination, change-in-control, retention, salary continuation, vacation, sick leave, disability, death benefit, group insurance, hospitalization, medical, dental, life, loan, educational assistance, and other fringe benefit plans, programs and arrangements maintained by HCE-Rockfort, PPO and the Power Company for the benefit of any employee or former employee of HCE-Rockfort, PPO and the Power Company (collectively, the “Companies Plans”), respectively.
          (b) With respect to each Companies Plan, Sellers have provided or made available to Purchaser true and complete copies of the documents, to the extent applicable, a copy of such Companies Plan (including all amendments thereto) and if such Companies Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the most recent financial statements.
          (c) To the Knowledge of Sellers, each Companies Plan has been administered in all material respects in compliance with its terms and applicable Law. Except as set forth in Schedule 3.6 of the Companies Disclosure Letter, there is no pending or, to the Knowledge of Sellers, threatened legal action, suit or claim relating to the Companies Plans (other than routine claims for benefits).
          (d) No contributions to any Companies Plan required to be made under the terms of such Companies Plan or applicable Law have not been made as required. All material liabilities or expenses of PPO or the Power Company, as the case may be, in respect of any Companies Plan, as applicable, have been properly accrued on the most recent financial statements of PPO or the Power Company, as the case may be, in each case in compliance with IFRS.
          (e) Except as would not reasonably be expected to have, individually or in the aggregate, a Companies Material Adverse Effect, and except as set forth in Schedule 3.8(e) of the Companies Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) entitle any current or former employee or director of HCE-Rockfort or any Jamaica Subsidiary to any payment or result in any payment becoming due, increase the amount of any compensation due, or result in the acceleration of the time of any payment due to any such person or (ii) increase any benefits otherwise payable under any Companies Plan or result in the acceleration of the time of payment or vesting of any benefit under a Companies Plan.
          (f) Except as set forth in Schedule 3.8(f) of the Companies Disclosure Letter, no Companies Plan provides material benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of HCE-Rockfort or any Jamaica Subsidiary beyond their retirement or other termination of service, other than (i) coverage mandated solely by applicable Law, (ii) deferred compensation benefits accrued as liabilities on the books of HCE-Rockfort or any Jamaica Subsidiary or (iii) benefits the costs of which are borne by the current or former employee or his or her beneficiary.
          3.9 Companies Permits.
          (a) Except as set forth in Schedule 3.9(a) of the Companies Disclosure Letter, each of HCE-Rockfort, PPO and, to the Knowledge of Sellers, the Power Company has and is in compliance with all Permits that are necessary for it to conduct its operations in the manner in which they are presently conducted, other than any such Permits the failure of which to have or to be in compliance with would not reasonably be expected to have, individually or in the aggregate, a Companies Material Adverse Effect (collectively, “Companies Permits”). Except as set forth in Schedule 3.9(a) of the Companies Disclosure Letter, each Companies Permit held by HCE-Rockfort, PPO and, to the Knowledge of Sellers, the Power Company is in full force and effect other than any failure to be in full force and effect that would not reasonably be expected to have, individually or in the aggregate, a Companies Material Adverse Effect.
          (b) This Section 3.9 does not relate to environmental matters, which are instead the subject of Section 3.12.
          3.10 Leased Real Property.
          (a) Schedule 3.10(a) of the Companies Disclosure Letter lists all material real property leases to which HCE-Rockfort or any Jamaica Subsidiary is a party (the “Leased Real Property”). Except as set forth on Schedule 3.10(a), neither HCE-Rockfort nor any Jamaica Subsidiary (i) now owns, controls or possesses any tangible real property, or interest therein, and (ii) has ever owned, controlled or possessed any tangible real property, except, in each case, the Leased Real Property.
          (b) Except as would not reasonably be expected to have, individually or in the aggregate, a Companies Material Adverse Effect, HCE-Rockfort and each Jamaica Subsidiary has a valid leasehold interest in (or has analogous property rights under applicable Law) all Leased Real Property used by it.
          (c) Neither HCE-Rockfort nor any Jamaica Subsidiary has received written notice of a proceeding in eminent domain or other similar proceedings affecting any of the Leased Real Property that would reasonably be expected to have, individually or in the aggregate, a Companies Material Adverse Effect.
          3.11 Contracts.
          (a) Set forth in Schedule 3.11(a) of the Companies Disclosure Letter is, as of the date hereof, a list of the following written agreements and contracts to which HCE-Rockfort or any Jamaica Subsidiary is a party or by which any of their respective properties or assets are bound, other than any insurance policies covering HCE-Rockfort, any Jamaica Subsidiary or any of their respective assets (the written agreements and contracts set forth in Schedule 3.11(a) of the Companies Disclosure Letter are referred to herein as the “Companies Material Contracts” and, as used in this Section 3.11, “Contracting Party” shall refer to HCE-Rockfort or Jamaica Subsidiary, as applicable, party to such Companies Material Contract):
     (i) all Operating Contracts providing for the payment by or to the Contracting Party in excess of US$100,000 per year, other than (x) any agreements with HCE-Rockfort or any Jamaica Subsidiary to document certain intercompany loans or (y) any agreements between HCE-Rockfort and any Jamaica Subsidiary for the provision of services and/or payment of costs, which are terminable by either party thereto upon not more than sixty (60) days’ notice;

     (ii) all contracts or agreements (other than Operating Contracts) requiring a future capital expenditure by the Contracting Party in excess of US$100,000 in any twelve-month period;
     (iii) all contracts or agreements under which the Contracting Party is obligated to sell real or personal property having a value in excess of US$100,000 other than in the ordinary course of business;
     (iv) all contracts or agreements under which the Contracting Party (1) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness, (2) granted a Lien on its assets, whether tangible or intangible, to secure such indebtedness or (3) extended credit or advanced funds to any Person, in each case, in excess of US$100,000;
     (v) all executory contracts for the purchase or sale of any business, corporation, partnership, joint venture, association or other business organization or any division, assets, operating unit or product line thereof which have a purchase or sale price in excess of US$100,000;
     (vi) all contracts or agreements establishing any joint venture;
     (vii) all contracts or agreements that grant a right of first refusal or similar right with respect to (A) any assets of the Contracting Party having a value in excess of US$100,000 or (B) any direct or indirect economic interest in the Contracting Party having a value in excess of US$100,000;
     (viii) any contract or agreement providing for the use of material Intellectual Property (as such term is defined in Section 3.14) which has an annual license payment or fee in excess of US$100,000;
     (ix) any contract or agreement (other than employment contracts involving payments in any given year in excess of $50,000 or Companies Plans) with any current officer or director of HCE-Rockfort or a Jamaica Subsidiary; and
     (x) any other contract or agreement not covered in clauses (i) through (ix) above that involves payment by or to the Contracting Party of more than US$100,000 annually or US$500,000 in the aggregate under such contract or agreement, other than those that can be terminated without penalty in excess of US$100,000 to the Contracting Party upon not more than sixty (60) days’ notice.
          (b) Except as set forth in Schedule 3.11(b)(i) of the Companies Disclosure Letter, Sellers have made available to Purchaser complete and correct copies of all Companies Material Contracts. Except as set forth in Schedule 3.11(b)(ii) of the Companies Disclosure Letter, each Companies Material Contract is (i) in full force and effect and (ii) the valid and binding obligation of HCE-Rockfort, PPO or the Power Company party thereto and, to the Knowledge of Sellers, of each other party thereto, in each case (x) except as limited by Laws affecting the enforcement of creditors’ rights generally or by general equitable principles and (y) with such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Companies Material Adverse Effect. Except as set forth in Schedule 3.11(b)(ii) of the Companies Disclosure Letter, none of HCE-Rockfort, PPO or, to the Knowledge of Sellers, the Power Company is in breach or default under any Companies Material Contract, which breach or default has not been waived, and, to the Knowledge of Sellers, no other party to any Companies Material Contract is in breach or default, except in each case, for any breach or default that would not reasonably be expected to have, individually or in the aggregate, a Companies Material Adverse Effect.
          3.12 Environmental Matters. Except as set forth in Schedule 3.12 of the Companies Disclosure Letter, or as would not reasonably be expected to have, individually or in the aggregate, a Companies Material Adverse Effect:
          (a) each of HCE-Rockfort, PPO and the Power Company are in compliance in all material respects with all applicable Environmental Laws, including having and complying with the terms and conditions of all material Permits required pursuant to applicable Environmental Laws;
          (b) none of HCE-Rockfort, PPO or the Power Company (i) has received from any Governmental Entity any written notice of violation of, alleged violation of, non-compliance with, or Liability or potential Liability pursuant to, any Environmental Law, other than notices with respect to matters that have been resolved and for which HCE-Rockfort, PPO or the Power Company has no further obligations outstanding or (ii) is subject to any outstanding Governmental Order, “consent order” or other written agreement with regard to any violation, noncompliance or Liability under any Environmental Law;
          (c) no judicial proceeding or governmental or administrative action is pending under any applicable Environmental Law pursuant to which HCE-Rockfort, PPO or the Power Company has been a party; and
          (d) none of HCE-Rockfort, PPO or the Power Company has received any written notice, claim or demand from any Person, including any Governmental Entity, seeking costs of response, damages or requiring remedial action relating to (i) any Release of Hazardous Substances at, on or beneath HCE-Rockfort’s or any Jamaica Subsidiary’s current facilities or (ii) a Release of Hazardous Substances at any third party property to which Hazardous Substances generated by HCE-Rockfort or any Jamaica Subsidiary were sent for treatment or disposal.
     Notwithstanding any of the representations and warranties contained elsewhere in this Agreement, all environmental matters shall be governed exclusively by this Section 3.12.
          3.13 Labor Matters.
          (a) Schedule 3.13(a) of the Companies Disclosure Letter contains a list of all collective bargaining agreements to which HCE-Rockfort, PPO or the Power Company is bound.

          (b) Except as set forth on Schedule 3.13(b) of the Companies Disclosure Letter, no employees of HCE-Rockfort, PPO or the Power Company are represented by any labor organization with respect to their employment with HCE-Rockfort, PPO or the Power Company, as applicable.
          (c) Since January 1, 2006, there have been no material labor strikes or lockouts against or affecting HCE-Rockfort, PPO or the Power Company.
          3.14 Intellectual Property. Except as would not reasonably be expected to have a Companies Material Adverse Effect, (a) each of HCE-Rockfort, PPO and the Power Company own, or has the right to use, all patents, patent rights (including patent applications and licenses), know-how, trade secrets, trademarks (including trademark applications), trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights (collectively, “Intellectual Property”) used in and necessary for the conduct of the businesses of HCE-Rockfort, PPO or the Power Company as currently conducted, (b) the use of the Intellectual Property used in the businesses of HCE-Rockfort, PPO and the Power Company as currently conducted does not infringe or otherwise violate the Intellectual Property rights of any third party, (c) to the Knowledge of Sellers, no third party is challenging, infringing or otherwise violating any right of HCE-Rockfort, PPO and the Power Company in any Intellectual Property necessary for the conduct of the businesses of HCE-Rockfort, PPO or the Power Company as currently conducted, and (d) none of HCE-Rockfort, PPO or the Power Company has received any written notice of any pending claim that Intellectual Property used in and necessary for the conduct of the businesses of HCE-Rockfort, PPO or the Power Company as currently conducted infringes or otherwise violates the Intellectual Property rights of any third party.
          3.15 Affiliate Contracts. Schedule 3.15 of the Companies Disclosure Letter contains a true and complete list of each material written agreement or contract as of the date hereof between (i) HCE-Rockfort, PPO or the Power Company, on the one hand, and (ii) any Seller or any Affiliate thereof (other than HCE-Rockfort or any Jamaica Subsidiary), on the other hand (collectively, the “Affiliate Contracts”).
          3.16 Insurance. Set forth on Schedule 3.16 of the Companies Disclosure Letter is a list of all material policies of insurance under which HCE-Rockfort’s, PPO’s or the Power Company’s assets or business activities are covered, including for each such policy the type of policy, the name of the insured, the term of the policy, a description of the limits of such policy, the basis of coverage and the deductibles.
          3.17 Brokers and Finders. None of HCE-Rockfort, PPO or the Power Company has entered into any written agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker’s or finder’s fee or any other commission or similar fee payable by HCE-Rockfort or any Jamaica Subsidiary in connection with any of the transactions contemplated by this Agreement, except J.P. Morgan Securities Inc., whose fees and expenses are governed by Section 5.7.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER
     Except as set forth in the Purchaser Disclosure Letter attached hereto as Exhibit C (the “Purchaser Disclosure Letter”), Purchaser represents and warrants to Sellers as follows in this Article IV:
          4.1 Organization and Qualification. Parent is an exempted company, duly incorporated with limited liability, validly existing and in good standing under the laws of the Cayman Islands. Purchaser is an exempted company, duly incorporated with limited liability, validly existing and in good standing under the laws of the Cayman Islands. Each of Parent and Purchaser has full corporate power and authority to own, lease and operate its respective assets and properties and to conduct its respective business as presently conducted. Each of Parent and Purchaser is duly qualified to do business and in good standing as a foreign corporation in all jurisdictions in which such qualification is necessary under applicable Law as a result of the conduct of its respective business or the ownership of its respective properties, except for those jurisdictions where failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.
          4.2 Authority; Non-Contravention; Statutory Approvals.
          (a) Authority. Each of Parent and Purchaser has full corporate power and authority to enter into this Agreement and, subject to receipt of the Purchaser Required Statutory Approvals, to consummate the transactions contemplated hereby. The execution, delivery and performance by each of Parent and Purchaser of this Agreement and the consummation by each of Parent and Purchaser of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of each of Parent and Purchaser, and no other corporate proceedings or approvals on the part of each of Parent and Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Purchaser and, assuming the due authorization, execution and delivery hereof by each other Party, constitutes the legal, valid and binding obligation of each of Parent and Purchaser, enforceable against each of Parent and Purchaser in accordance with its terms, except as limited by applicable Law affecting the enforcement of creditors’ rights generally or by general equitable principles.
          (b) Non-Contravention. Except as set forth on Schedule 4.2(b) of the Purchaser Disclosure Letter, the execution and delivery of this Agreement by each of Parent and Purchaser do not, and the consummation of the transactions contemplated hereby will not, result in any Violation or result in the creation of any Lien upon any of the respective properties or assets of Parent or Purchaser pursuant to any provision of (i) the Organizational Documents of Parent or Purchaser; (ii) any lease, mortgage, indenture, note, bond, deed of trust, or other written instrument or agreement of any kind to which Parent or Purchaser is a party or by which Parent or Purchaser may be bound, subject to obtaining the third-party Consents set forth in Schedule 4.2(b) of the Purchaser Disclosure Letter (the “Purchaser Required Consents”); or (iii) any Law, Permit or governmental order applicable to Parent or Purchaser, subject to obtaining the Purchaser Required Statutory Approvals (as such term is defined in Section 4.2(c)); other than in the case of clauses (i), (ii) and (iii) for any such Violation or Lien that would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.
          (c) Statutory Approvals. Except for the filings or approvals (i) set forth in Schedule 4.2(c) of the Purchaser Disclosure Letter (the “Purchaser Required Statutory Approvals”) and (ii) as may be required due to the regulatory or corporate status of Seller or any of HCE-Rockfort or the Jamaica Subsidiaries, no Consent of any Governmental Entity is required to be made or obtained by Parent or Purchaser in connection with the execution and delivery of this Agreement or the consummation by Parent or Purchaser of the transactions contemplated hereby, except those which the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.
          4.3 Financing. Parent has and will have, and Purchaser has or will have, at the Closing, available cash and/or credit capacity, either in its accounts, through binding and enforceable credit arrangements or borrowing facilities or otherwise, (i) to pay the Purchase Price, (ii) to pay all fees and expenses required to be paid by Purchaser in connection with the transactions contemplated by this Agreement, pursuant to Section 5.7 or otherwise, and (iii) to perform all of its other obligations hereunder.
          4.4 Litigation. Except as set forth in Schedule 4.4 of the Purchaser Disclosure Letter, there is no action, claim, suit or proceeding at law or in equity pending or, to the Knowledge of Purchaser, threatened against any of Parent or Purchaser or any of its respective Subsidiaries or affecting any of their respective assets or properties that, if adversely determined, would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. There are no Governmental Orders of or by any Governmental Entity applicable to Parent or Purchaser or any of their respective Subsidiaries except for such that would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.
          4.5 Investment Intention; Sufficient Investment Experience; Independent Investigation. Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating HCE-Rockfort and the Jamaica Subsidiaries and the merits and risks of an investment in the Shares. Purchaser has been given adequate opportunity to examine all documents provided by, conduct due diligence and ask questions of, and to receive answers from, Sellers, HCE-Rockfort and their respective representatives concerning HCE-Rockfort and the Jamaica Subsidiaries and Purchaser’s investment in the Shares. Purchaser acknowledges and affirms that it has completed its own independent investigation, analysis and evaluation of HCE-Rockfort and the Jamaica Subsidiaries, that it has made all such reviews and inspections of the business, assets, results of operations and condition (financial or otherwise) of HCE-Rockfort and the Jamaica Subsidiaries as it has deemed necessary or appropriate, and that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby it has relied on its own independent investigation, analysis, and evaluation of HCE-Rockfort and the Jamaica Subsidiaries and Sellers’ representations and warranties set forth in Articles II and III.
          4.6 Brokers and Finders. Neither Parent nor Purchaser has entered into any written agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.
          4.7 Qualified for Permits. Each of Parent and Purchaser is qualified to obtain any Permits necessary for the operation by Purchaser of HCE-Rockfort and the Jamaica Subsidiaries as of the Closing in the same manner as HCE-Rockfort and the Jamaica Subsidiaries are currently operated.
          4.8 No Knowledge of Sellers Breach. Except as set forth in the Sellers Disclosure Letter and the Companies Disclosure Letter, none of Parent, Purchaser nor any of their respective Affiliates has Knowledge of any breach or inaccuracy, or of any facts or circumstances which may constitute or give rise to a breach or inaccuracy, of any representation or warranty of Sellers set forth in Articles II or III.
ARTICLE V
COVENANTS
          5.1 Conduct of Business. After the date hereof and prior to the Closing or earlier termination of this Agreement, (i) Sellers shall, and HCE shall cause HCE-Rockfort to, cause PPO, and (ii) with respect to the Power Company, HCE shall cause HCE-Rockfort to exercise the voting, governance and contractual powers available to it to cause, to the extent possible, the Power Company, to conduct its respective business in the ordinary and usual course in substantially the same manner as heretofore conducted. After the date hereof and prior to the Closing or earlier termination of this Agreement, except as set forth in Schedule 5.1 and except (1) as contemplated in or permitted by this Agreement, (2) as may be required to comply with any Companies Material Contract (including any Financing Facility), (3) as required by applicable Law, (4) in the ordinary and usual course of business, (5) to the extent prohibited by a Financing Facility or (6) to the extent Purchaser shall otherwise consent, which decision regarding consent shall be made promptly and which consent shall not be unreasonably withheld, conditioned or delayed, (x) Sellers shall, and HCE shall cause HCE-Rockfort to, cause PPO not to, and (y) with respect to the Power Company, HCE shall cause HCE-Rockfort to exercise the voting, governance and contractual powers available to it to cause, to the extent possible, the Power Company, not to:
          (a) (i) amend its Organizational Documents other than amendments which are ministerial in nature or not otherwise material; (ii) split, combine or reclassify its outstanding Equity Interests; or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock;
          (b) issue, sell, or dispose of any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock, other than any issuance, sale or disposal, solely among HCE-Rockfort and/or any Jamaica Subsidiary;
          (c) incur any indebtedness in a maximum aggregate principal amount in excess of US$500,000;

          (d) make any commitments for or make capital expenditures in excess of US$500,000 individually or US$1,000,000 in the aggregate;
          (e) make any acquisition of, or investment in, assets or stock of any other Person or entity in excess of US$500,000 individually or US$1,000,000 in the aggregate;
          (f) sell, transfer or otherwise dispose of any of its assets in excess of US$500,000 individually or US$1,000,000 in the aggregate;
          (g) (x) terminate or amend or modify any material term of a Company Material Contract, (y) enter into a new Company Material Contract or (z) grant any waiver of any material term under, or give any material consent with respect to, any Company Material Contract, in each case which Company Material Contracts involve total consideration throughout the term thereof in excess of US$500,000 individually or US$1,000,000 in the aggregate;
          (h) enter into or amend any material Companies Plan or any collective bargaining or labor agreement (except, in each case, as may be required by applicable Law);
          (i) except as otherwise contemplated in Section 3.6, settle any dispute or claim or compromise or settle any liability in an amount not covered by insurance or cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value, in each case having a value in excess of US$1,000,000 in the aggregate;
          (j) declare, pay or set aside for payment any cash or non-cash dividend or other distribution in respect of any of the Shares or the Equity Interest of HCE-Rockfort or any Jamaica Subsidiary (other than cash dividends required by applicable Law); or
          (k) enter into any written agreement or contract to take any of the actions set forth in subsections (a)-(j) of this Section 5.1.
          5.2 Approvals.
          (a) Each Party shall cooperate and use reasonable efforts to obtain as promptly as practicable all Consents of any Governmental Entity or any other Person, including, without limitation, the Sellers Required Consents, the Companies Required Consents, the Purchaser Required Consents, the Sellers Required Statutory Approvals, the Companies Required Statutory Approvals and the Purchaser Required Statutory Approvals, as applicable, required in connection with, and waivers of any breaches or violations of any written contracts or agreements, Permits or other documents that may be caused by, the consummation of the transactions contemplated by this Agreement. In furtherance of the foregoing, Purchaser shall take all such actions, including, without limitation, (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such assets or businesses of any of Parent, Purchaser or any of their Subsidiaries or, after the Closing Date, of any of HCE-Rockfort or any of the Jamaica Subsidiaries and (ii) otherwise taking or committing to take actions that limit or would limit any of Parent’s, Purchaser’s or their Subsidiaries’ (including, after the Closing Date, HCE-Rockfort or any of the Jamaica Subsidiaries as Subsidiaries of Parent) freedom of action with respect to, or its ability to retain, one or more of their respective businesses, product lines or assets, in each case as may be required in order to (x) obtain the Sellers Required Statutory Approvals, the Companies Required Statutory Approvals and the Purchaser Required Statutory Approvals as soon as reasonably possible or (y) avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing or materially delaying the Closing. Purchaser shall (i) respond as promptly as practicable to any inquiries or requests received from any Governmental Entity for additional information or documentation and (ii) not enter into any written agreement with any Governmental Entity that would reasonably be expected to adversely affect the Parties’ ability to consummate the transactions contemplated by this Agreement, except with the prior consent of the other Parties (which shall not be unreasonably withheld or delayed).
          (b) The Parties shall promptly provide the other Parties with copies of all filings made with, and inform one another of any communications received from, any Governmental Entity in connection with this Agreement and the transactions contemplated hereby.
          5.3 Access. After the date hereof and prior to the Closing, Sellers agree that HCE-Rockfort shall permit, and Sellers shall, and HCE shall cause HCE-Rockfort to, cause PPO to permit and, with respect to the Power Company, HCE shall cause HCE-Rockfort to exercise the voting, governance and contractual powers available to it to cause, to the extent possible, the Power Company to permit (subject in each case to any contractual, fiduciary or similar obligation of HCE-Rockfort or any Jamaica Subsidiary), Purchaser and its executive officers, managers, counsel, accountants and other representatives to have reasonable access, upon reasonable advance notice, during regular business hours, to the assets, employees, properties, books and records, businesses and operations relating to HCE-Rockfort and the Jamaica Subsidiaries as Purchaser may reasonably request, including cooperating with accounting personnel of Purchaser seeking to prepare U.S. GAAP financial statements for PPO and the Power Company; provided, however, that in no event shall Sellers, HCE-Rockfort or any Jamaica Subsidiary be obligated to provide any access or information (i) if Sellers determines, in good faith after consultation with counsel, that providing such access or information may violate applicable Law, cause Sellers, HCE-Rockfort or any Jamaica Subsidiary to breach a confidentiality obligation to which it is bound, or jeopardize any recognized privilege available to Sellers, HCE-Rockfort or any Jamaica Subsidiary; or (ii) to the extent set forth on Schedule 5.3. Purchaser agrees to indemnify and hold Sellers, HCE-Rockfort and the Jamaica Subsidiaries harmless from any and all claims and liabilities, including costs and expenses for loss, injury to or death of any representative of Purchaser and any loss, damage to or destruction of any property owned by Sellers, HCE-Rockfort or the Jamaica Subsidiaries or others (including claims or liabilities for loss of use of any property) resulting directly or indirectly from the action or inaction of any of the employees, counsel, accountants, advisors and other representatives of Purchaser during any visit to the business or property sites of HCE-Rockfort or the Jamaica Subsidiaries prior to the Closing Date, whether pursuant to this Section 5.3 or otherwise. During any visit to the business or property sites of HCE-Rockfort or the Jamaica Subsidiaries, Purchaser shall, and shall cause its employees, counsel, accountants, advisors and other representatives accessing such properties to, comply with all applicable Laws and all of HCE-Rockfort’s and the Jamaica Subsidiaries’ safety and security procedures and conduct itself in a manner that could not be reasonably expected to interfere with the operation, maintenance or repair of the assets of HCE-Rockfort or such Jamaica Subsidiary. Neither Purchaser nor any of its representatives shall conduct any environmental testing or sampling on any of the business or property sites of HCE-Rockfort or the Jamaica Subsidiaries prior to the Closing Date. Each Party shall, and shall cause its Affiliates and representatives to, hold in strict confidence all documents and information furnished to it by another Party in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement.
          5.4 Publicity. Except as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules or regulations of any national securities exchange, prior to the Closing none of Sellers, HCE-Rockfort, Purchaser or any of their respective Affiliates shall, without the express written approval of Sellers, HCE-Rockfort and Purchaser, make any press release or other public announcements concerning the transactions contemplated by this Agreement, except as and to the extent that any such Party shall be so obligated by applicable Law or pursuant to any such listing agreement or rules or regulations of any national securities exchange, in which case the other Parties shall be advised and the Parties shall use reasonable efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that nothing contained herein shall prohibit a Party from (i) disclosing the Transactions or the terms of this Agreement to any of its Affiliates, executive officers, directors, employees, advisors, partners, shareholders, agents, investors, lenders, rating agencies and attorneys who reasonably need to know the information contained herein in accordance with the Confidentiality Agreement, (ii) if required by applicable Law, filing a copy of this Agreement or a description of the Transactions with any Governmental Entity having jurisdiction over the Parties or any of its respective activities or (iii) taking any action permitted by the Confidentiality Agreement.
          5.5 Tax Cooperation. After the Closing Date, each of Sellers and Purchaser shall (and shall cause their respective Affiliates to):
          (a) provide reasonable assistance in preparing any Tax Returns required to be filed with respect to HCE-Rockfort, PPO or the Power Company under applicable Law;
          (b) cooperate fully in preparing for and defending any audits of, or disputes with taxing authorities regarding, any Tax Returns of HCE-Rockfort or PPO;
          (c) make available to the others and to any taxing authority as reasonably requested all information, records and documents relating to Taxes of HCE-Rockfort and PPO;
          (d) furnish the others with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to HCE-Rockfort or PPO; and
          (e) cooperate and consult with each other, including furnishing the others with copies of all correspondence received from the applicable Governmental Entity, in connection with the assessment of any stock transfer Tax, stamp Tax or other similar Tax imposed with respect to the transactions contemplated by this Agreement (including, without limitation, in contesting the assessment thereof).

          5.6 Employee Matters.
          (a) For a period of twelve (12) months following the Closing Date, Purchaser shall cause the employees of HCE-Rockfort or any Jamaica Subsidiary who remain in the employment of Parent, Purchaser, HCE-Rockfort, their Subsidiaries or their respective successors (the “Continuing Employees”) to receive compensation and employee benefits that in the aggregate are substantially no less favorable than the compensation and employee benefits provided to such employees immediately prior to the Closing. Nothing contained herein shall be construed as requiring Parent, Purchaser, HCE-Rockfort or any Jamaica Subsidiary to continue or to cause the continuance of any specific employee benefit plans or to continue or cause the continuance of the employment of any specific person.
          (b) With respect to each benefit plan of Parent, Purchaser or any of its respective Subsidiaries in which a Continuing Employee participates after the Closing, for purposes of determining eligibility, vesting and amount of benefits, including severance benefits and paid time off entitlement (but not for pension benefit accrual purposes), Purchaser shall cause service with HCE-Rockfort and the Jamaica Subsidiaries (or predecessor employers to the extent HCE-Rockfort or any Jamaica Subsidiary provided past service credit) to be treated as service with Parent, Purchaser and their respective Subsidiaries; provided that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits or to the extent that such service was not recognized under an analogous Companies Plan.
          (c) With respect to any welfare benefit plan maintained by any of Parent, Purchaser or its respective Subsidiaries in which Continuing Employees are eligible to participate after the Closing, Purchaser shall, and shall cause HCE-Rockfort and the Jamaica Subsidiaries to, (i) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under the Companies Plans prior to the Closing and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Closing in satisfying any analogous deductible or out of pocket requirements to the extent applicable under any such plan.
          5.7 Fees and Expenses.
          (a) Except as provided in paragraph (b) below, whether or not the Closing occurs, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement (including, without limitation, any fees and expenses of investment bankers, brokers, finders, counsel, advisors, experts or other agents, in each case, incident to or in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (whether payable prior to, at or after the Closing Date)) shall be paid by the Party incurring such expense; provided that all such costs and expenses incurred by HCE-Rockfort with respect to the transactions contemplated by this Agreement on or prior to the Closing Date shall be paid by Sellers.

          (b) Notwithstanding anything to the contrary set forth in this Agreement, Purchaser, on the one hand, and Sellers, on the other hand, shall each pay (i) 50% of any Tax (other than capital gains Tax, withholding Tax and general income Tax, which shall be borne by the Party to which such Tax is attributable by Law, and other than stock transfer Tax imposed by the GOJ, which shall be borne exclusively by HCO-Jamaica) imposed with respect to the transactions contemplated by this Agreement and (ii) any out-of-pocket fees, costs and expenses incurred in connection with obtaining all Purchaser Required Statutory Approvals, Companies Required Statutory Approvals and Sellers Required Statutory Approvals (other than the Parties’ legal fees and expenses which are the subject of paragraph (a) above).
          5.8 Indemnification of Directors and Officers.
          (a) Indemnification. From and after the Closing Date, Purchaser shall cause HCE-Rockfort and each Jamaica Subsidiary, to the fullest extent permitted under applicable Law, to indemnify and hold harmless (and advance funds in respect of each of the foregoing) each present and former director or officer of HCE-Rockfort or a Jamaica Subsidiary (each, together with such person’s heirs, executors or administrators, an “Indemnified Person” and collectively, the “Indemnified Persons”), against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Person to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any action or omission by such Indemnified Person in his or her capacity as a director or officer of HCE-Rockfort or a Jamaica Subsidiary occurring or alleged to have occurred on or before the Closing Date (including acts or omissions in connection with such person’s service as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of HCE-Rockfort or any Jamaica Subsidiary). In the event of any such Action, Purchaser shall cooperate with the Indemnified Person in the defense of any such Action.
          (b) Survival of Indemnification. To the fullest extent not prohibited by Law, from and after the Closing Date, all rights to indemnification now existing in favor of the Indemnified Persons with respect to their activities as such prior to, on or after the Closing Date, as provided in HCE-Rockfort’s and each Jamaica Subsidiary’s respective Organizational Documents or indemnification agreements in effect on the date of such activities or otherwise in effect on the date hereof, shall survive the Closing and shall continue in full force and effect for a period of not less than four (4) years from the Closing Date, provided that, in the event any claim or claims are asserted or made within such survival period, all such rights to indemnification in respect of any claim or claims shall continue until final disposition of such claim or claims.
          (c) Successors. If, after the Closing Date, any of Parent or Purchaser or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or a substantial portion of its properties and assets to any Person, then, and in either such case, proper provisions shall be made so that the successors and assigns of Parent or Purchaser, as the case may be, shall assume the obligations set forth in this Section 5.8.

          (d) Benefit. The provisions of this Section 5.8 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Person, his or her heirs, executors or administrators and his or her other representatives.
          5.9 Affiliate Contracts. Except as set forth on Schedule 5.9, all Affiliate Contracts, including any written agreements or understandings (written or oral) with respect thereto, shall survive the Closing without any further action on the part of the parties thereto or the Parties.
          5.10 Further Assurances. Each of Sellers and Purchaser agrees that, from time to time before and after the Closing, they will execute and deliver, and prior to the Closing, Sellers and, after the Closing, Purchaser shall cause PPO and, with respect to the Power Company, shall cause HCE-Rockfort to exercise the voting, governance and contractual powers available to it to cause, to the extent possible, the Power Company, to execute and deliver, or use reasonable efforts to cause their other respective Affiliates to execute and deliver such further instruments, and take, or cause their respective Affiliates to take, such other action, as may be reasonably necessary to carry out the purposes and intents of this Agreement. Purchaser and Sellers agree to use reasonable efforts to refrain from taking any action which could reasonably be expected to materially delay the consummation of the Transactions.
          5.11 Supplements to Disclosure Letters. Sellers may, from time to time prior to the Closing by written notice to Purchaser, supplement the Sellers Disclosure Letter or the Companies Disclosure Letter or add a schedule or section to the Sellers Disclosure Letter or the Companies Disclosure Letter with a corresponding reference to be added in this Agreement (such added schedule to be deemed a supplement hereunder) to disclose any matter which, if occurring prior to the date hereof, would have been required to be set forth or described on the Sellers Disclosure Letter or the Companies Disclosure Letter or to correct any inaccuracy or breach in the representations and warranties made by Sellers in this Agreement. Subject to this Section 5.11, none of such supplements to the Sellers Disclosure Letter or the Companies Disclosure Letter shall be deemed to cure any breach or breaches of the representations and warranties to which such matters relate with respect to satisfaction of the conditions set forth in Section 6.2(b) or otherwise affect any other term or condition contained in this Agreement; provided, however, that unless Purchaser shall have delivered a Breach Notice contemplated by Section 7.1(e) (to the extent Purchaser is entitled to deliver such Breach Notice pursuant to the terms of this Agreement) within ten (10) Business Days of the receipt by Purchaser of any supplement to the Sellers Disclosure Letter or the Companies Disclosure Letter pursuant to this Section 5.11, then Purchaser shall have waived any and all rights to terminate this Agreement, pursuant to Section 7.1(e) or otherwise, arising out of or relating to the contents of such supplement and the resulting breach or breaches of the representations and warranties and Purchaser shall be deemed to have accepted the contents of such supplement for all purposes of this Agreement; provided, further, that, from and after the Closing, Sellers shall have no liability pursuant to this Agreement or for any matters arising out of or relating to any of the matters disclosed on the Sellers Disclosure Letter or the Companies Disclosure Letter, as supplemented or amended by Sellers, prior to the Closing.

          5.12 Change of Name.
          (a) Notwithstanding anything to the contrary contained herein, within twenty-five (25) Business Days after the Closing Date, Purchaser shall have caused HCE-Rockfort Diesel, Inc. to be renamed. On or after the Closing Date, Purchaser and its Affiliates shall not use existing or develop new stationery, business cards and other similar items that bear the name or mark of “HCE-Rockfort Diesel, Inc.” or any similar derivation thereof in connection with the businesses of HCE-Rockfort or any Jamaica Subsidiary.
          (b) The Parties acknowledge that any damage caused to Sellers or any of its respective Affiliates by reason of the breach by Purchaser or any of its Affiliates of Section 5.12(a), in each case would cause irreparable harm that could not be adequately compensated for in monetary damages alone; therefore, each Party agrees that, in addition to any other remedies, at law or otherwise; Sellers and any of their respective Affiliates shall be entitled to an injunction issued by a court of competent jurisdiction restraining and enjoining any violation by Purchaser or any of its Affiliates of Section 5.12(a), and Purchaser further agrees that it (x) will stipulate to the fact that Sellers or any of their respective Affiliates, as applicable, have been irreparably harmed by such violation and not oppose the granting of such injunctive relief and (y) waive any requirement that Sellers post any bond or similar requirement in order for Sellers to obtain the injunctive relief contemplated by this Section 5.12(b).
          5.13 Resignations of Certain Officers and Directors. Sellers shall cause the resignations or removals at the Closing Date of the officers and directors and other persons set forth on Schedule 5.13 from their position as officer or director, or other management or employment position, of HCE-Rockfort or the Jamaica Subsidiaries set forth opposite the name of such officer, director or person on Schedule 5.13.
          5.14 Tax Indemnity. After the Closing, Sellers shall be liable for and pay, and Sellers shall indemnify and hold harmless Purchaser and its Affiliates from and against, any and all Damages due to any Taxes for which HCE-Rockfort may be liable as a result of having been a member of any affiliated group filing a consolidated United States federal income Tax Return or any non-United States combined or consolidated Tax Return, under Treasury Regulations Section 1.1502-6, as successor, by contract or otherwise. Except as set forth in Schedule 5.14, Sellers shall be liable for and pay, and Sellers shall indemnify and hold harmless Purchaser and its Affiliates from and against, any and all Damages due to any Taxes imposed on or with respect to HCE-Rockfort and PPO attributable to any taxable period ending on or before the Closing Date or the pre-Closing Date portion of any taxable period that begins prior to and ends after the Closing Date.
ARTICLE VI
CONDITIONS TO CLOSING
          6.1 Conditions to the Obligations of the Parties. The obligations of the Parties to effect the Closing shall be subject to the satisfaction or waiver (to the extent permitted by Law) by Purchaser and Sellers, on or prior to the Closing Date, of each of the following conditions precedent:

          (a) Statutory Approvals. The Sellers Required Statutory Approvals and the Purchaser Required Statutory Approvals set forth on Schedule 6.1(a) of the Sellers Disclosure Schedules shall have been obtained at or prior to the Closing Date.
          (b) No Injunction. No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the transactions contemplated hereby and there shall be no order or injunction of a court of competent jurisdiction in effect precluding or prohibiting the consummation of the transactions contemplated hereby; provided, however, that should any such order or injunction be entered into or in effect, the Parties shall use reasonable efforts to have any order or injunction vacated or lifted.
          (c) Power Purchase Agreement. The Jamaica Public Service Company Limited shall not have timely exercised or shall have waived its right of first refusal under the Power Purchase Agreement in accordance with the terms and conditions thereof and, in the case of a waiver of such right, on terms reasonably satisfactory to Sellers and Purchaser; provided, that if such right is exercised but the GOJ refuses to approve the purchase of HCE-Rockfort’s interest in the Power Company by the Jamaica Public Service Company Limited, then such right shall be deemed not to have been timely exercised. Purchaser shall have complied with all of the terms and conditions under Section 17.3.5 of the Power Purchase Agreement.
          6.2 Conditions to the Obligations of Purchaser. The obligations of Purchaser to effect the Closing shall be subject to the satisfaction or waiver by Purchaser on or prior to the Closing Date of each of the following conditions:
          (a) Performance of Obligations of Sellers. Each Seller shall have performed in all material respects its respective agreements and covenants contained in or contemplated by this Agreement which are required to be performed by it at or prior to the Closing.
          (b) Representations and Warranties. The representations and warranties of Sellers set forth in this Agreement shall be true and correct (i) on and as of the date hereof and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time which need only be true and correct as of such date or time) except in each of cases (i) and (ii) for such failures of representations and warranties to be true and correct (without giving effect to any materiality qualification or standard contained in any such representations and warranties) that would not reasonably be expected to have, individually or in the aggregate, a Companies Material Adverse Effect or a Sellers Material Adverse Effect.
          (c) Officer’s Certificate. Purchaser shall have received a certificate from an authorized officer of each Seller, dated as of the Closing Date, to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.
          (d) Closing Deliverables. Purchaser shall have received all documents and other items required to be delivered by Sellers to Purchaser pursuant to Section 1.4.

          (e) Approvals. The board of directors of CMS Energy Corporation shall have approved the execution and delivery of the Securities Purchase Agreement dated as of May 31, 2007 by and among CMS International Ventures, L.L.C., CMS Capital L.L.C., CMS Gas Argentina Company, CMS Enterprises Company, AEI Chile Holdings Ltd. and Ashmore Energy International.
          6.3 Conditions to the Obligations of Sellers. The obligation of Sellers to effect the Closing shall be subject to the satisfaction or waiver by Sellers on or prior to the Closing Date of each of the following conditions:
          (a) Performance of Obligations of Parent and Purchaser. Each of Parent and Purchaser shall have performed in all material respects its respective agreements and covenants contained in or contemplated by this Agreement which are required to be performed by it at or prior to the Closing.
          (b) Representations and Warranties. The representations and warranties of Purchaser set forth in this Agreement shall be true and correct (i) on and as of the date hereof and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time which need only be true and correct as of such date or time) except in each of cases (i) and (ii) for such failures of representations and warranties to be true and correct (without giving effect to any materiality qualification or standard contained in any such representations and warranties) that would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.
          (c) Consents. The Purchaser Required Consents, the failure of which to obtain would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, shall have been obtained. The Sellers Required Consents, the failure of which to obtain would reasonably be expected to have, individually or in the aggregate, a Sellers Material Adverse Effect, shall have been obtained. The Companies Required Consents, the failure of which to obtain would reasonably be expected to have, individually or in the aggregate, a Companies Material Adverse Effect or a Purchaser Material Adverse Effect, shall have been obtained.
          (d) Officer’s Certificate. Sellers shall have received a certificate from an authorized officer of Purchaser, dated as of the Closing Date, to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.
          (e) Closing Deliverables. Sellers shall have received all documents and other items required to be delivered by Purchaser to Sellers pursuant to Section 1.4.
          (f) Approvals. Sellers shall have received the corporate approvals of their respective boards of directors for the execution and delivery of this Agreement and the performance of their respective obligations hereunder.

ARTICLE VII
TERMINATION
          7.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:
          (a) by the mutual written agreement of Parent, Purchaser and Sellers;
          (b) by Purchaser or Sellers, if (i) a statute, rule, regulation or executive order shall have been enacted, entered or promulgated prohibiting the consummation of the transactions contemplated hereby or (ii) an order, decree, ruling or injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby, and such order, decree, ruling or injunction shall have become final and non-appealable and the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall have used reasonable efforts to remove such order, decree, ruling or injunction;
          (c) by Purchaser, by written notice to Sellers, if the Closing Date shall not have occurred on or before such date that is one hundred eighty (180) days following the date hereof (the “Outside Date”); provided, however, that if, on or prior to the Outside Date, the condition specified in Section 6.1(a) has not been satisfied and such failure to satisfy such condition, in Sellers’ reasonable determination, has not been the result of Purchaser’s failure to comply with its obligations under Section 5.2, then the Outside Date shall be extended automatically for an additional one hundred eighty (180) days (the “Extended Outside Date”); provided, further, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to Purchaser if its failure to fulfill any obligation under this Agreement shall have caused or resulted in the failure of the Closing Date to occur on or before such Extended Outside Date;
          (d) by Sellers, by written notice to Purchaser, if the Closing Date shall not have occurred on or before such date that is ninety (90) days following the date hereof (the “Seller Termination Date”); provided, however, that if on or prior to such date that is ninety (90) days following the date hereof, the condition specified in Section 6.1(a) has not been satisfied and such failure to satisfy such condition has not been the result of Purchaser’s failure to comply with its obligation under Section 5.2, then such date shall be extended for an additional ninety (90) days; provided, further, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to Sellers if it has failed to fulfill any obligation of Sellers under this Agreement and such failure shall have caused or resulted in the failure of the Closing Date to occur on or before such date;
          (e) by Purchaser, so long as Purchaser is not then in material breach of any of its representations, warranties, covenants or agreements hereunder, by written notice to Sellers, if there shall have been a material breach of any representation or warranty of Sellers, or a material breach of any covenant or agreement of Sellers hereunder, which breaches would be reasonably expected to have, individually or in the aggregate, a Companies Material Adverse Effect, and such breach shall not have been remedied within thirty (30) days after receipt by Sellers of notice in writing from Purchaser (a “Breach Notice”), specifying the nature of such breach and requesting that it be remedied or Purchaser shall not have received adequate assurance of a cure of such breach within such thirty-day period or Sellers shall not have made a capital contribution to HCE-Rockfort in an amount equal to the expected damages, as reasonably estimated by the Parties, from such breach, provided that Sellers shall have no obligation to make any such capital contribution pursuant to this Section 7.1(e);
          (f) by Sellers, so long as Sellers are not then in material breach of any of their representations, warranties, covenants or agreements hereunder, by written notice to Purchaser, if there shall have been a material breach of any representation or warranty, or a material breach of any covenant or agreement of Purchaser hereunder, which breaches would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, and such breach shall not have been remedied within thirty (30) days after receipt by Purchaser of notice in writing from Sellers, specifying the nature of such breach and requesting that it be remedied or Sellers shall not have received adequate assurance of a cure of such breach within such thirty-day period; or
          (g) by Purchaser or Sellers, if the board of directors of either Seller shall have failed, by June 4, 2007, to approve the execution and delivery of this Agreement by such Seller and the performance of its respective obligations hereunder.
          7.2 Effect of Termination. No termination of this Agreement pursuant to Section 7.1 shall be effective until notice thereof is given to the non-terminating Parties specifying the provision hereof pursuant to which such termination is made. Subject to Section 1.5, if validly terminated pursuant to Section 7.1, this Agreement shall, subject to Section 8.1, become wholly void and of no further force and effect without liability to any Party or to any Affiliate, or its respective members or shareholders, directors, officers, employees, agents, advisors or representatives, and following such termination no Party shall have any liability under this Agreement or relating to the transactions contemplated by this Agreement to any other Party; provided that no such termination shall (i) relieve the Parties from liability for fraud or any willful or intentional breach of any provision of this Agreement prior to such termination or (ii) relieve Purchaser from any liability for any breach of Purchaser’s representations or warranties contained in Section 4.3 (whether or not such breach is fraudulent, willful or intentional). If this Agreement is terminated as provided in Section 7.1, Purchaser shall redeliver to Sellers and will cause its agents to redeliver to Sellers all documents, workpapers and other materials of Sellers, HCE-Rockfort and the Jamaica Subsidiaries relating to any of them and the transactions contemplated hereby, whether obtained before or after the execution hereof, and Purchaser shall comply with all of its obligations under the Confidentiality Agreement.
ARTICLE VIII
LIMITS OF LIABILITY; PARENT GUARANTEE
          8.1 Non-Survival of Representations, Warranties, Covenants and Agreements.
          (a) Except as expressly provided in Section 8.1(b), none of the representations, warranties, covenants or agreements of Purchaser or Sellers in this Agreement shall survive the Closing, and no claim of any sort or on any basis may be made by any Party in respect of any breach of any such representation, warranty, covenant or agreement after the Closing, and no breach thereof shall confer any right of rescission of this Agreement. Except in respect of the representations, warranties, covenants and agreements referred to in Section 8.1(b) that survive the Closing and except as otherwise provided for in this Agreement, including Sections 8.1(d), 8.1(e) and 8.2, the sole remedy that a Party may have for a breach of any representation, warranty, covenant or agreement of Purchaser or Sellers in this Agreement shall be to terminate this Agreement to the extent provided for under, and in accordance with the terms of, this Agreement.
          (b) The representations, warranties, covenants or agreements of Purchaser and Sellers in this Agreement shall survive as follows:
     (i) the representations and warranties of Sellers contained in Sections 2.2 (Title to Shares) and 2.3(a) (Authority) shall survive indefinitely;
     (ii) the representations and warranties of Sellers contained in Sections 3.1(a) (Organization and Qualification) and 3.2(a) (HCE-Rockfort and PPO) shall survive until the date that is the second anniversary of the Closing Date;
     (iii) the representations and warranties of Sellers contained in Sections 3.3 (Financial Statements; Undisclosed Liabilities), 3.5 (Tax Matters) and 3.11 (Contracts) shall survive until the date that is twelve (12) months following the Closing Date;
     (iv) the representations and warranties of Purchaser contained in Sections 4.2(a) (Authority) and 4.8 (No Knowledge of Sellers Breach) shall survive until the date that is the second anniversary of the Closing Date;
     (v) the covenants and agreements of Purchaser and Sellers contained in Sections 5.5 (Tax Cooperation), 5.6 (Employee Matters) and 5.8 (Indemnification of Directors and Officers) shall survive in accordance with their terms;
     (vi) the covenants and agreements of the Parties contained in Sections 5.3 (Access), 5.7 (Fees and Expenses), 5.10 (Further Assurances), 5.12 (Change of Name), 7.2 (Effect of Termination) and 8.1 (Non-Survival of Representations, Warranties, Covenants and Agreements) and Article X (General Provisions) shall survive indefinitely; and
     (vii) the covenants and agreements of Parent contained in Section 8.2 (Parent Guarantee) shall survive until the date that is twelve (12) months following the Closing Date.
No claim or cause of action arising out of the inaccuracy or breach of any representation, warranty, covenant or agreement of Sellers or Purchaser may be made following the termination of the applicable survival period referred to in this Section 8.1(b). The Parties intend to shorten the statutory limitations and agree that, after the Closing Date, with respect to Sellers and Purchaser, any claim or cause of action against any of the Parties, or any of their respective directors, officers, employees, Affiliates, successors, permitted assigns, advisors, agents, or representatives based upon, directly or indirectly, any of the representations, warranties, covenants or agreements contained in this Agreement, or any other written agreement, document or instrument to be executed and delivered in connection with this Agreement, may be brought only as expressly provided in this Article VIII.
          (c) The liability of any Party in respect of which a notice of claim is given under this Agreement shall (if such claim has not been previously satisfied, settled or withdrawn) be absolutely determined and any claim made therein be deemed to have been withdrawn (and no new claim may be made in respect of the facts, event, matter or circumstance giving rise to such withdrawn claim) unless an Action in respect of such claim in accordance with the terms contained herein shall have been commenced within six (6) months of the date of service of such notice (or such other period as may be agreed by the relevant Parties) and for this purpose Actions shall not be deemed to have commenced unless they shall have been properly issued and validly served upon the relevant Party.
          (d) No Party shall be entitled to recover damages for any breach of any representation or warranty contained in this Agreement (excluding claims arising from fraud, or claims arising from or related to a breach of any representation or warranty under Section 2.2, 2.3(a) or 4.2(a)), unless such damages exceed one percent (1%) of the Purchase Price (the “Deductible”).
          (e) A Party shall be entitled to recover damages in excess of the Deductible for any breach of any representation or warranty contained in this Agreement (excluding claims arising from fraud, or claims arising from or related to a breach of any representation or warranty under Section 2.2, 2.3(a) or 4.2(a), for which damages may be recovered in an amount not in excess of the Purchase Price), but only in an amount not in excess of fifteen percent (15%) of the Purchase Price.
          8.2 Parent Guarantee.
          (a) For value received, Parent hereby fully, unconditionally and irrevocably guarantees to Sellers (the “Parent Guarantee”) (x) the prompt and punctual payment of any amount Purchaser is required to pay under this Agreement, when and as the same shall become due and payable, subject as to such payment obligations to the terms and conditions of this Agreement, including, without limitation, the payment of the Purchase Price as provided by Article I, and (y) the prompt and full performance when due by Purchaser of its obligations under this Agreement. Parent’s guarantee obligations include the principal, interest, fines, fees, costs and other amounts that may be due and payable by Purchaser under this Agreement.
          (b) The Parent Guarantee is a first demand guarantee and shall constitute an autonomous and independent obligation of Parent not being ancillary to the obligations of Purchaser under this Agreement. Parent hereby agrees to cause any such payment or performance to be made as if such payment or payment were made by Purchaser.
          (c) Parent hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of a merger or bankruptcy of Purchaser, any right to require a proceeding first against Purchaser, protest or notice with respect to any amount payable by Purchaser under this Agreement and all demands whatsoever, and covenants that the Parent

Guarantee will not be discharged except by (i) termination of this Agreement according to its terms, (ii) payment in full of all amounts due and payable under this Agreement or (iii) performance in full of all obligations due under this Agreement.
          (d) The applicability of the Parent Guarantee shall not be affected or impaired by any of the following: (i) any extension of time, forbearance or concession given to Purchaser; (ii) any assertion of, or failure to assert, or delay in asserting, any right, power or remedy against Purchaser; (iii) any amendment of the provisions of this Agreement; (iv) any failure of Purchaser to comply with any requirement of any Law; (v) the dissolution, liquidation, reorganization or any other alteration of the legal structure of Purchaser; (vi) any invalidity or unenforceability of any provision of this Agreement; or (vii) any other circumstance (other than complete payment by Purchaser or Parent) which might otherwise constitute a legal or equitable discharge or defense of a surety or a guarantor.
          (e) Parent shall be subrogated to all rights of Purchaser against Sellers based on and to the extent of any amounts paid to Sellers by Parent pursuant to the provisions of the Parent Guarantee.
ARTICLE IX
DEFINITIONS AND INTERPRETATION
          9.1 Defined Terms. The following terms are defined in the corresponding Sections of this Agreement:

Defined Term	Section Reference
Accounting Firm	Section 1.6(d)
Action	Section 5.8(a)
Affiliate Contracts	Section 3.15
Agreement	Preamble
Arbitration Expenses	Section 10.9
Balance Sheets	Section 3.3(d)
Breach Notice	Section 7.1(e)
Closing	Section 1.3
Closing Date	Section 1.3

Defined Term	Section Reference
Closing Purchase Price	Section 1.4(c)
Companies Disclosure Letter	Article III
Companies Material Contracts	Section 3.11(a)
Companies Permits	Section 3.9(a)
Companies Plans	Section 3.8(a)
Companies Required Consents	Section 3.1(b)
Companies Required Statutory Approvals	Section 3.1(c)
Continuing Employees	Section 5.6(a)
Contracting Party	Section 3.11(a)
Deductible	Section 8.1(d)
Dispute	Section 10.9
Extended Outside Date	Section 7.1(c)
Final PP Adjustment Amount	Section 1.6(d)
HCE	Preamble
HCE-Rockfort	Recitals
HCE-Rockfort Balance Sheet	Section 3.3(a)
HCE-Rockfort Financial Statements	Section 3.3(a)
HCE-Rockfort PPO Share	Recitals
HCE-Rockfort Shares	Recitals
HCE-Rockfort Transaction	Section 1.1
HCO-Jamaica	Preamble

Defined Term	Section Reference
HCO-Jamaica PPO Share	Recitals
ICC	Section 10.9
IFRS	Section 3.3(b)
Indemnified Person	Section 5.8(a)
Indemnified Persons	Section 5.8(a)
Intellectual Property	Section 3.14
Jamaica Subsidiaries	Recitals
Jamaica Subsidiary	Recitals
Leased Real Property	Section 3.10(a)
Objection Notice	Section 1.6(c)
Outside Date	Section 7.1(c)
Panel	Section 10.9
Parent	Preamble
Parent Guarantee	Section 8.2
Parties	Preamble
Party	Preamble
Post-Closing PP Adjustment Amount	Section 1.6(b)
Post-Closing PP Adjustment Notice	Section 1.6(b)
Power Company	Recitals
Power Company Balance Sheet	Section 3.3(c)
Power Company Financial Statements	Section 3.3(c)

Defined Term	Section Reference
PP Adjustment Amount	Section 1.6(a)
PPO	Recitals
PPO Balance Sheet	Section 3.3(b)
PPO Financial Statements	Section 3.3(b)
PPO Shares	Recitals
PPO Transaction	Section 1.1
Purchase Agreement Fee	Section 1.5
Purchase Price	Section 1.2
Purchaser	Preamble
Purchaser Disclosure Letter	Article IV
Purchaser Required Consents	Section 4.2(b)
Purchaser Required Statutory Approvals	Section 4.2(c)
Rules	Section 10.9
Seller	Preamble
Sellers	Preamble
Sellers Disclosure Letter	Article II
Sellers Required Consents	Section 2.3(b)
Sellers Required Statutory Approvals	Section 2.3(c)
Seller Termination Date	Section 7.1(d)
Shares	Recitals
Transactions	Section 1.1
Violation	Section 2.3(b)

          9.2 Definitions. Except as otherwise expressly provided in this Agreement, or unless the context otherwise requires, whenever used in this Agreement, the following terms will have the meanings indicated below:
     “Affiliate” means, with respect to any Person or group of Persons, a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person or group of Persons. “Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities or other Equity Interests, by contract or credit arrangement, as trustee or executor, or otherwise. Solely for the purpose of the preceding sentence, a company is “directly controlled” by another company or companies holding shares carrying the majority of votes exercisable at a general meeting (or its equivalent) of the first mentioned company; and a particular company is “indirectly controlled” by a company or companies (hereinafter called the “parent company or companies”) if a series of companies can be specified, beginning with the parent company or companies and ending with the particular company, so related that each company of the series except the parent company or companies is directly controlled by one or more of the preceding companies in the series.
     “Business Day” means a day other than a Saturday, a Sunday or any other day on which banks are not required to be open or are authorized to close in New York, New York.
     “Companies Material Adverse Effect” means any material adverse effect on the business, properties, financial condition or results of operations of HCE-Rockfort, PPO and the Power Company taken as a whole; provided, however, that the term “Companies Material Adverse Effect” shall not include effects that result from or are consequences of (i) changes in financial, securities or currency markets, changes in prevailing interest rates or foreign exchange rates, changes in general economic conditions, changes in electricity, gas or other fuel supply and transmission and transportation markets, including changes to market prices for electricity, steam, natural gas or other commodities, or effects of weather or meteorological events, (ii) changes in Law, rule or regulation of any Governmental Entity or changes in regulatory conditions in Jamaica or any state or municipality in which HCE-Rockfort, PPO or the Power Company operates, in each case, other than to the extent such conditions disproportionately adversely affect HCE-Rockfort, PPO and the Power Company taken as a whole, (iii) events or changes that are consequences of hostility, terrorist activity, acts of war or acts of public enemies, (iv) changes in accounting standards, principles or interpretations, (v) the negotiation, announcement, execution, delivery, consummation or pendency of this Agreement or the transactions contemplated by this Agreement or any action by Seller or its Affiliates contemplated by or required by this Agreement, or (vi) actions taken or not taken solely at the request of Purchaser.

     “Confidentiality Agreement” means the Confidentiality Agreement, dated February 22, 2007, between AEI Global Services Ltd., an Affiliate of Parent, and J.P. Morgan Securities Inc., on behalf of an Affiliate of HCE.
     “Consent” means any consent, approval, authorization, order, filing, registration or qualification of, by or with any Person.
     “Damages” means Liabilities, demands, claims, suits, actions, or causes of action, losses, costs, expenses, damages and judgments, whether or not resulting from third party claims (including reasonable fees and expenses of attorneys and accountants).
     “Environmental Law” means any Jamaican federal, state, or local Law relating to (a) the treatment, disposal, emission, discharge, Release or threatened Release of Hazardous Substances or (b) the preservation and protection of the environment (including natural resources, air and surface or subsurface land or waters).
     “Equity Interests” means shares of capital stock or other equity interests of any Person, as the case may be.
     “Financing Facility” means an obligation of HCE-Rockfort or any Jamaica Subsidiary for borrowed money.
     “GOJ” means the Government of Jamaica.
     “GOJ Agreement with Initial Members” means the Agreement with Initial Members dated October 10, 1994 among the GOJ, HCE-Rockfort, IEP Jamaica Investments I, L.L.C. and USEC-Precursor, Inc., as amended, restated or supplemented from time to time.
     “Governmental Entity” means any federal, state, municipal or local governmental or quasi-governmental or regulatory authority, agency, court, commission or other similar entity in the United States or any non-U.S. jurisdiction, including, without limitation, the GOJ.
     “Governmental Order” means any order, decree, ruling, injunction, judgment or similar act of or by any Governmental Entity.
     “Hazardous Substance” means (a) any material, substance or waste (whether liquid, gaseous or solid) that (i) requires removal, remediation or reporting under any Environmental Law, or is listed, classified or regulated as a “hazardous waste” or “hazardous substance” (or other similar term) pursuant to any applicable Environmental Law or (ii) is regulated under applicable Environmental Laws as being, toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous, (b) any petroleum product or by-product, petroleum-derived substances wastes or breakdown products, asbestos or polychlorinated biphenyls, and (c) any ash, scrubber residue, boiler slag, coal combustion byproducts or waste and flue desulfurization.
     “Knowledge” when used with respect to: (i) Sellers, means the actual knowledge of any fact, circumstance or condition of those officers of Sellers or its respective Affiliates set forth on Schedule 9.2(a) and to the extent set forth on Schedule 9.2(a); and (ii) Purchaser, means the actual knowledge of any fact, circumstance or condition of those officers of Parent, Purchaser or its respective Affiliates, as the case may be, set forth on Schedule 9.2(b) and to the extent set forth on Schedule 9.2(b).
     “Law” means any law, statute, ordinance, regulation or rule of or by any Governmental Entity or any arbitrator.
     “Liabilities” means any and all known liabilities or indebtedness of any nature (whether direct or indirect, absolute or contingent, liquidated or unliquidated, due or to become due, accrued or unaccrued, matured or unmatured, asserted or unasserted, determined or determinable and whenever or however arising).
     “Lien” means any lien, claim, security interest, encumbrance or other adverse claim.
     “Members’ Agreement” means the Members’ Agreement dated as of October 10, 1994 by and among the Power Company and certain members signatories thereto, as amended, restated or supplemented from time to time.
     “NIBJ” means the National Investment Bank of Jamaica Limited.
     “NIBJ Agreement with Initial Members” means the Agreement with Initial Members dated October 10, 1994 among NIBJ, HCE-Rockfort, IEP Jamaica Investments I, L.L.C. and USEC-Precursor, Inc., as amended, restated or supplemented from time to time.
     “Operating Contract” means any written agreement or contract providing for (i) the purchase, sale, supply, transportation, disposal or distribution of electricity, fuel or any byproduct from electricity generation and (ii) the operation and maintenance of any assets of HCE-Rockfort.
     “Organizational Documents” means, with respect to any corporation, its articles or certificate of incorporation, memorandum or articles of association and by-laws or documents of similar substance; with respect to any limited liability company, its articles or certificate of organization, formation or association and its operating agreement or limited liability company agreement or documents of similar substance; with respect to any limited partnership, its certificate of limited partnership and partnership agreement or documents of similar substance; with respect to a Jamaican limited liability company, its articles of association and memorandum of association; and with respect to any other entity, documents of similar substance to any of the foregoing.
     “Permits” means all permits, licenses, franchises, registrations, variances, authorizations, Consents, orders, certificates and approvals obtained from or otherwise made available by any Governmental Entity or pursuant to any Law.
     “Permitted Liens” means (a) Liens for Taxes (i) not due and payable or (ii) which are being contested in good faith by appropriate proceeding and for which adequate reserves have been established, (b) Liens of warehousemen, mechanics and materialmen and other similar statutory Liens incurred in the ordinary course of business, (c) any Liens that do not materially detract from the value of any of the applicable property, rights or assets of the businesses or materially interfere with the use thereof as currently used, (d) zoning, entitlement, conservation, restriction or other land use or environmental regulation by any Governmental Entity, (e) any Lien arising under (i) the Organizational Documents of HCE-Rockfort and each Jamaica Subsidiary or (ii) any shareholders or similar agreement to which of HCE-Rockfort or any Jamaica Subsidiary is a party or by which it is bound and (f) any Lien in connection with or permitted by a Financing Facility or any refinancing thereof.
     “Person” means any natural person, firm, partnership, association, corporation, company, joint venture, trust, business trust, Governmental Entity or other entity.
     “Power Purchase Agreement” means the Power Purchase Agreement dated as of October 10, 1994 between The Jamaica Public Service Company Limited and the Power Company, as amended, restated or supplemented from time to time.
     “Purchaser Material Adverse Effect” means any material adverse effect on (a) the business, assets, financial condition or results of operations of Parent, Purchaser and their respective Subsidiaries taken as a whole or (b) the ability of each of Parent or Purchaser to timely consummate the transactions contemplated by this Agreement or perform its respective obligations hereunder.
     “Release” means the release, spill, emission, leaking, pumping, pouring, emptying, escaping, dumping, injection, deposit, disposal, discharge, dispersal, leaching or migrating of any Hazardous Substance into the environment.
     “Sellers Material Adverse Effect” means any material adverse effect on the ability of HCE or HCO-Jamaica to consummate the transactions contemplated by this Agreement or perform its respective obligations hereunder.
     “Specified Rate” means the interest rate published as the “Money market, annual yield” in The Wall Street Journal determined as of the date the obligation to pay interest arises or, if applicable, as of the first Business Day succeeding such date.
     “Subsidiary” means, with respect to any Person (for the purposes of this definition, the “parent”), any other Person (other than a natural person), whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by the parent or by one or more of its Subsidiaries or by the parent and any one or more of its Subsidiaries.
     “Tax” or “Taxes” means federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, environmental, stamp, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value added, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any Governmental Entity.
     “Tax Returns” means all tax returns, declarations, statements, reports, schedules, forms and information returns and any amendments to any of the foregoing relating to Taxes.
     “U.S. GAAP” means United States generally accepted accounting principles.
          9.3 Interpretation. In this Agreement, unless otherwise specified, the following rules of interpretation apply:
          (a) references to Sections, Schedules, Sellers Disclosure Letter, Companies Disclosure Letter, Purchaser Disclosure Letter, Exhibits and Parties are references to sections or sub-sections, schedules in the Sellers Disclosure Letter, the Companies Disclosure Letter and the Purchaser Disclosure Letter, as the case may be, the Sellers Disclosure Letter, the Companies Disclosure Letter, the Purchaser Disclosure Letter, annexes and exhibits of, and parties to, as applicable, this Agreement;
          (b) the section and other headings contained in this Agreement are for reference purposes only and do not affect the meaning or interpretation of this Agreement;
          (c) words importing the singular include the plural and vice versa;
          (d) references to the word “including” do not imply any limitation;
          (e) the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;
          (f) all accounting terms not otherwise defined herein have the meanings assigned thereto under U.S. GAAP, unless the context suggests otherwise; and
          (g) references to “US$” refer to U.S. dollars.
ARTICLE X
GENERAL PROVISIONS
          10.1 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given on if (a) delivered personally, (b) mailed by certified or registered mail with postage prepaid, (c) sent by next-day or overnight mail or delivery, or (d) sent by fax or telegram, as follows:
          (a) if to Purchaser,
AEI Central America Ltd.
c/o Ashmore Energy International

1221 Lamar, Suite 800
Houston, TX 77010
Fax: (713) 345-5352
Attention: General Counsel
with a copy to:
King & Spalding LLP
1100 Louisiana, Suite 4000
Houston, TX 77002
Fax: (713) 751-3290
Attention: George Crady
          (b) if to Parent,
Ashmore Energy International
1221 Lamar, Suite 800
Houston, TX 77010
Fax: (713) 345-5352
Attention: Miguel A. Mendoza
with a copy to:
King & Spalding LLP
1100 Louisiana, Suite 4000
Houston, TX 77002
Fax: (713) 751-3290
Attention: George Crady
          (c) if to HCE,
HYDRA-CO Enterprises, Inc.
c/o CMS Enterprises Company
One Energy Plaza

Jackson, MI 49201
Fax: (517) 788-0121
Attention: President
with copies to:
HYDRA-CO Enterprises, Inc.
c/o CMS Enterprises Company
One Energy Plaza
Jackson, MI 49201
Fax: (517) 788-0121
Attention: General Counsel
Sidley Austin LLP
One South Dearborn
Chicago, IL 60603
Fax: (312) 853-7036
Attention: Andrew H. Shaw
          (d) if to HCO-Jamaica,
HCO-Jamaica, Inc.
c/o CMS Enterprises Company
One Energy Plaza
Jackson, MI 49201
Fax: (517) 788-0121
Attention: President
with copies to:
HCO-Jamaica, Inc.
c/o CMS Enterprises Company
One Energy Plaza

Jackson, MI 49201
Fax: (517) 788-0121
Attention: General Counsel
Sidley Austin LLP
One South Dearborn
Chicago, IL 60603
Fax: (312) 853-7036
Attention: Andrew H. Shaw
or, in each case, at such other address as may be specified in writing to the other Parties.
     All such notices, requests, demands, waivers and other communications shall be deemed to have been received, if by personal delivery, certified or registered mail or next-day or overnight mail or delivery, on the day delivered or, if by fax or telegram, on the next Business Day following the day on which such fax or telegram was sent, provided that a copy is also sent by certified or registered mail.
          10.2 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns; provided, however, that notwithstanding any other provision contained in this Agreement to the contrary, the Parties acknowledge and agree that this Agreement (other than this proviso) shall be binding, in full force and effect, and enforceable against each Party and its respective heirs, successors and permitted assigns only on the condition that the execution and delivery of this Agreement by Sellers, and the performance of their respective obligations hereunder, have been approved by the board of directors of CMS Energy Corporation, and if such approval by the board of directors of CMS Energy Corporation has not occurred on or before June 4, 2007, this Agreement shall be null and void and not be of any further force or effect as to or enforceable whatsoever against any Party hereto.
          10.3 Assignment; Successors; Third-Party Beneficiaries.
          (a) This Agreement is not assignable by any Party without the prior written consent of all of the other Parties and any attempt to assign this Agreement without such consent shall be void and of no effect; provided, however, that Purchaser may assign its rights hereunder to one or more of its Affiliates (upon prior written notice to Sellers), provided that Purchaser remains irrevocably and unconditionally liable for all such rights and obligations; provided, further, however, that no such assignment shall be permitted if such assignment shall impair, delay or otherwise adversely affect the consummation of the Transactions and the other transactions contemplated hereby.

          (b) This Agreement shall inure to the benefit of, and be binding on and enforceable by and against, the successors and permitted assigns of the respective Parties, whether or not so expressed.
          (c) This Agreement is intended for the benefit of the Parties hereto and does not grant any rights to any third parties unless specifically stated herein.
          10.4 Amendment; Waivers; etc. No amendment, modification or discharge of this Agreement, and no waiver under this Agreement, shall be valid or binding unless set forth in writing and duly executed by the Party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. The waiver by any of the Parties of a breach of or a default under any of the provisions of this Agreement, or any failure or delay to exercise any right or privilege under this Agreement, shall not be construed as a waiver thereof or otherwise affect any of such provisions, rights or privileges under this Agreement.
          10.5 Entire Agreement.
          (a) This Agreement (including the Exhibits and the Sellers Disclosure Letter, Companies Disclosure Letter and Purchaser Disclosure Letter referred to in or delivered under this Agreement) and the Confidentiality Agreement contains the entire agreement between the parties relating to the subject matter of this Agreement to the exclusion of any terms implied by Law which may be excluded by contract and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to their subject matters. Each Party acknowledges that it has not been induced to enter this Agreement by and, in agreeing to enter into this Agreement, it has not relied on, any representations and warranties except as expressly stated or referred to in this Agreement.
          (b) The liability of a Party shall be limited or excluded as set out in this Agreement if and to the extent such limitations or exclusions apply, except for fraud.
          10.6 Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the Parties agree that the court making such determination, to the greatest extent legally permissible, shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.
          10.7 Counterparts. This Agreement may be executed and delivered (including via facsimile) in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

          10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any conflicts of law principles of such State.
          10.9 Arbitration. Any dispute, action, claim or controversy of any kind related to, arising from or in connection with this Agreement or the relationship of the parties under this Agreement (the “Dispute”) whether based on contract, tort, common law, equity, statute, regulation, order or any other source of law, shall be finally settled before the International Chamber of Commerce (“ICC”) under the Rules of Arbitration (the “Rules”) of the ICC by three (3) arbitrators designated by the Parties (the “Panel”). Sellers, on the one hand, and Parent, on the other hand, shall each designate one arbitrator to serve on the Panel. The third arbitrator shall be designated by the two arbitrators designated by such parties. If either party fails to designate an arbitrator within thirty (30) days after the filing of the Dispute with the ICC, such arbitrator shall be appointed in the manner prescribed by the Rules. An arbitration proceeding hereunder shall be conducted in New York, New York, and shall be conducted in the English language. The decision or award of the Panel shall be in writing and shall be final and binding on the Parties. The Panel shall award the prevailing party all fees and expenses incurred in connection with the arbitration, including, without limitation, attorneys’ fees and costs, arbitration administrative fees charged by the ICC, Panel member fees and costs, and any other costs associated with the arbitration (the “Arbitration Expenses”); provided, however, that if the claims or defenses are granted in part and rejected in part, the Panel shall proportionately allocate between Sellers, on the one hand, and Purchaser, on the other hand, the Arbitration Expenses in accordance with the outcomes. The Panel may only award damages as provided for under the terms of this Agreement and in no event may punitive, consequential and/or special damages be awarded. In the event of any conflict between the Rules and any provision hereof, this Agreement shall govern.
          10.10 Limitation on Damages. No Party shall, under any circumstance, have any liability to any other Party for any special, indirect, consequential or punitive damages claimed by such other Party under the terms of or due to any breach or non-performance of this Agreement, including lost profits, loss of revenue or income, cost of capital, or loss of business reputation or opportunity.
          10.11 Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof in addition to any other remedies at law or in equity.
          10.12 No Right of Set-Off. Purchaser, for itself and its successors and permitted assigns, hereby unconditionally and irrevocably waives any rights of set-off, netting, offset, recoupment, or similar rights that such Purchaser or any of its successors and permitted assigns has or may have with respect to the payment of the Purchase Price or any other payments to be made by Purchaser pursuant to this Agreement or any other document or instrument delivered by Purchaser in connection herewith.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

HYDRA-CO ENTERPRISES, INC.
By:	/s/ Thomas L. Miller
	Name:	Thomas L. Miller
	Title:	Vice President

HCO-JAMAICA, INC.
By:	/s/ Sharon A. McIlnay
	Name:	Sharon A. McIlnay
	Title:	Vice President and General Counsel

AEI CENTRAL AMERICA LTD.
By:	/s/ Miguel A. Mendoza
	Name:	Miguel A. Mendoza
	Title:	Authorized Representative

ASHMORE ENERGY INTERNATIONAL (solely for the limited purposes of Section 8.2)
By:	/s/ Miguel A. Mendoza
	Name:	Miguel A. Mendoza
	Title:	Authorized Representative

ASHMORE ENERGY INTERNATIONAL (solely for the limited purposes of Section 8.2)
By:	/s/ Miguel A. Mendoza
	Name:	Miguel A. Mendoza
	Title:	Authorized Representative

EXHIBIT A to STOCK PURCHASE AGREEMENT
SELLERS DISCLOSURE LETTER
to
STOCK PURCHASE AGREEMENT
by and among
HYDRA-CO ENTERPRISES, INC.
HCO-JAMAICA, INC.
and
AEI CENTRAL AMERICA LTD.
together with
ASHMORE ENERGY INTERNATIONAL
(solely for the limited purposes of Section 8.2)
Dated as of May 31, 2007

SELLERS DISCLOSURE LETTER
to
STOCK PURCHASE AGREEMENT
by and among
HYDRA-CO ENTERPRISES, INC.
HCO-JAMAICA, INC.
and
AEI CENTRAL AMERICA LTD.
together with
ASHMORE ENERGY INTERNATIONAL
(solely for the limited purposes of Section 8.2)
Dated as of May 31, 2007
     This Seller Disclosure Letter is being furnished by HYDRA-CO Enterprises, INC. (“HCE”) and HCO-Jamaica, Inc. (“HCO-Jamaica” and together with HCE, each a “Seller” and collectively “Sellers”) to AEI Central America Ltd. (“Purchaser”) and Ashmore Energy International (“Parent”) in connection with the Stock Purchase Agreement dated as of May 31, 2007 (the “Agreement”) by and among Sellers, Purchaser and, solely for the limited purposes of Section 8.2, Parent. Unless the context otherwise requires, all capitalized terms used in this Sellers Disclosure Letter shall have the respective meanings assigned to them in the Agreement.
     The contents of this Sellers Disclosure Letter are qualified in their entirety by reference to the specific provisions of the Agreement, and are not intended to constitute, and shall not be construed as constituting, representations or warranties of Sellers, except as and to the extent provided in the Agreement.
     Nothing in this Sellers Disclosure Letter shall constitute an admission that any information disclosed, set forth or incorporated by reference in this Seller Disclosure Letter, either individually or in the aggregate, is material, or would result in a Sellers Material Adverse Effect or Companies Material Adverse Effect. No disclosure made in this Sellers Disclosure Letter (i) shall be deemed to modify in any respect the standard of materiality or any other standard for disclosure set forth in the Agreement or (ii) relating to any possible breach or violation of any agreement, contract, Law or Governmental Order shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.
     Notwithstanding anything to the contrary contained in this Sellers Disclosure Letter or in the Agreement, the information and disclosures contained in each schedule hereto shall be deemed to be disclosed and incorporated by reference in each of the other schedules hereto as though fully set forth in such other schedules. Purchaser has informed Sellers that there are no documents (or copies of such documents) referred to in this letter as having been disclosed which the Purchaser would like to see and which have not been supplied or made available to it. There are no matters referred to in this letter in respect of which Purchaser require further details.
     Headings have been inserted herein for convenience of reference only and shall to no extent have the effect of amending or changing the express description of this Sellers Disclosure Letter as contemplated by the Agreement or the express description of the Sections of the Agreement.
     This Sellers Disclosure Letter shall be deemed to include, and there are incorporated into it by way of disclosure, all information disclosed in the files and working papers of Sellers and the Jamaica Subsidiaries made available to Purchaser in the virtual data room on Intralinks under “Project Beta” as of May 31, 2007.

Schedule 2.2
Title to Shares
Private Power Operators Limited

	Shares
Shareholders	No. of Shares	% Ownership
HCO-Jamaica, Inc.	1	50%
HCE-Rockfort Diesel, Inc.	1	50%

Total	2	100%

HCE-Rockfort Diesel, Inc.

	Shares
Shareholders	No. of Shares	% Ownership
Hydra-Co Enterprises, Inc.	1	100%

Total	1	100%

Stock Purchase Option Agreement. Pursuant to the Stock Purchase Option Agreement dated as of October 10, 1994 by and among PPO, HCE, CMS Operating (formerly HYDRA-CO Operations Inc.), HCO-Jamaica, HCE-Rockfort, IEP, UPI, UPM, Rockfort Power, WIDC, EIF and Randall I. Phelps, HCO-Jamaica granted an option to purchase all of the Equity Interests owned by it in PPO upon the occurrence of certain events, including any sale of CMS Operating or HCO-Jamaica separately from the sale of HCE.

Schedule 2.3(b)
Sellers Required Consents
1.	Implementation Agreement. Pursuant to the Implementation Agreement dated as of October 10, 1994 between GOJ and the Power Company, prior written consent of the GOJ will be required in connection with the transactions contemplated by the Agreement. Such consent shall not be unreasonably withheld.

2.	GOJ Agreement with Initial Members. Pursuant to the GOJ Agreement with Initial Members, prior written consent of the GOJ will be required in connection with the transactions contemplated by the Agreement. Such consent shall not be unreasonably withheld.

3.	NIBJ Agreement with Initial Members. Pursuant to the NIBJ Agreement with Initial Members, prior written consent of the NIBJ will be required in connection with the transactions contemplated by the Agreement. Such consent shall not be unreasonably withheld.

4.	Power Purchase Agreement. Pursuant to the Power Purchase Agreement, prior written consent of the GOJ will be required in connection with the transactions contemplated by the Agreement. Such consent shall not be unreasonably withheld.

5.	Members’ Agreement. Pursuant to the Members’ Agreement, prior written consent and approvals required under the Power Purchase Agreement and the Implementation Agreement may be required in connection with the transactions contemplated by the Agreement.

6.	(A142) Contract of Guarantee between Hydra-Co Enterprises, Inc. and the Multilateral Investment Guarantee Agency (MIGA) (as amended). Pursuant to General Conditions of Guarantee for Equity Investments prior written consent of MIGA will be required in connection with the transactions contemplated by the Agreement. Such consent shall not be unreasonably withheld.*

7.	(A213) Contract of Guarantee between UPI and the Multilateral Investment Guarantee Agency (MIGA) (assigned to Hydra-Co Enterprises, Inc) (as amended). Pursuant to General Conditions of Guarantee for Equity Investments prior written consent of MIGA will be required in connection with the transactions contemplated by the Agreement. Such consent shall not be unreasonably withheld.*

8.	Fund Loan Agreement between the Power Company and NIBJ, dated October 10, 1994. Pursuant to the Fund Loan Agreement, prior written consent of NIBJ will be required with respect to a change of the Operator Manager in connection with the transactions contemplated by the Agreement.

9.	See Schedule 3.2(d) of the Companies Disclosure Letter.

*	Pursuant to the Insurance Coordinating Agreement dated as of October 10, 1994 among HCE-Rockfort, IEP Jamaica Investments 1, L.L.C., USEC-Precursor, Inc., Rockfort Power Associates Inc., EIF and JPPC, (i) the members of JPPC covenanted and agreed to maintain the MIGA insurance policies during the term of such agreement and (ii) JPPC agreed to pay the premiums on such policies on behalf of such members.

Schedule 2.3(c)
Sellers Required Statutory Approvals
1.	The Notification of Self-Certification of Foreign Utility Company Status with the Federal Energy Regulatory Commission (“FERC”) has been filed with respect to the Power Company and PPO. Sixty days after submitting this Notification of Self-Certification of Foreign Utility Company Status, unless FERC issues an order to the contrary, “Foreign Utility Companies” status will be deemed to have been granted to the Power Company and PPO by operation of FERC’s regulations. As a result, an application to the FERC for authorization under Section 203 of the Federal Power Act is not required.

2.	Implementation Agreement. Pursuant to the Implementation Agreement dated as of October 10, 1994 between GOJ and the Power Company, prior written consent of the GOJ will be required in connection with the transactions contemplated by the Agreement. Such consent shall not be unreasonably withheld.

3.	GOJ Agreement with Initial Members. Pursuant to the GOJ Agreement with Initial Members, prior written consent of the GOJ will be required in connection with the transactions contemplated by the Agreement. Such consent shall not be unreasonably withheld.

4.	NIBJ Agreement with Initial Members. Pursuant to the NIBJ Agreement with Initial Members, prior written consent of the NIBJ will be required in connection with the transactions contemplated by the Agreement. Such consent shall not be unreasonably withheld.

5.	Power Purchase Agreement. Pursuant to the Power Purchase Agreement, prior written consent of the GOJ will be required in connection with the transactions contemplated by the Agreement. Such consent shall not be unreasonably withheld.

6.	Members’ Agreement. Pursuant to the Members’ Agreement, prior written consent and approvals required under the Power Purchase Agreement and the Implementation Agreement may be required in connection with the transactions contemplated by the Agreement.

7.	(A142) Contract of Guarantee between Hydra-Co Enterprises, Inc. and the Multilateral Investment Guarantee Agency (MIGA) (as amended). Pursuant to General Conditions of Guarantee for Equity Investments prior written consent of MIGA will be required in connection with the transactions contemplated by the Agreement. Such consent shall not be unreasonably withheld.

8.	(A213) Contract of Guarantee between UPI and the Multilateral Investment Guarantee Agency (MIGA) (assigned to Hydra-Co Enterprises, Inc) (as amended). Pursuant to General Conditions of Guarantee for Equity Investments prior written consent of MIGA will be required in connection with the transactions contemplated by the Agreement. Such consent shall not be unreasonably withheld.

Schedule 2.4
Litigation
1.	Sellers have received verbal threats of litigation from the other members regarding the proposed sale of the shares in the Power Company by HCE Rockfort contemplated by the Agreement. Sellers received a letter dated May 3, 2007 from Rockfort Power (Belize), Inc. requesting Sellers’ position on certain language under the Members’ Agreement dated as of October 10, 1994. Sellers delivered a letter to Rockfort Power (Belize) Inc. in response to such letter.

Schedule 9.2(a)
Sellers Knowledge Group
1.	Thomas J. Allen

2.	Douglas E. Detterman

3.	Timothy L. Mehl

EXHIBIT B to STOCK PURCHASE AGREEMENT
COMPANIES DISCLOSURE LETTER
to
STOCK PURCHASE AGREEMENT
by and among
HYDRA-CO ENTERPRISES, INC.
HCO-JAMAICA, INC.
and
AEI CENTRAL AMERICA LTD.
together with
ASHMORE ENERGY INTERNATIONAL
(solely for the limited purposes of Section 8.2)
Dated as of May 31, 2007

EXHIBIT A to STOCK PURCHASE AGREEMENT
TABLE OF CONTENTS

Page

Schedule 2.2 Title to Shares	4

Schedule 2.3(b) Sellers Required Consents	5

Schedule 2.3(c) Sellers Required Statutory Approvals	7

Schedule 2.4 Litigation	9

Schedule 9.2(a) Sellers Knowledge Group	10

Certain Defined Terms Used Herein	6

Schedule 3.1(b) Companies Required Consents	4

Schedule 3.1(c) Companies Required Statutory Approvals	6

Schedule 3.2(b) Power Company	8

Schedule 3.2(d) Agreements regarding Shares and Equity Interests	9

Schedule 3.3(d) Undisclosed Liabilities	10

Schedule 3.4 Absence of Certain Changes or Events	11

Schedule 3.5 Tax Matters	12

Schedule 3.6 Litigation	13

Schedule 3.7(a) Compliance with Laws	14

Schedule 3.8(a) Employee Benefits	15

Schedule 3.8(e) Employee Benefits	16

Schedule 3.8(f) Employee Benefits	17

Schedule 3.9(a) Companies Permits	18

Schedule 3.10(a) Leased Real Property	19

Schedule 3.11(a) Contracts	20

Schedule 3.11(b)(i) Contracts	23

Schedule 3.11(b)(ii) Contracts	24

Schedule 3.12 Environmental Matters	25

COMPANIES DISCLOSURE LETTER
to
STOCK PURCHASE AGREEMENT
by and among
HYDRA-CO ENTERPRISES, INC.
HCO-JAMAICA, INC.
and
AEI CENTRAL AMERICA LTD.
together with
ASHMORE ENERGY INTERNATIONAL
(solely for the limited purposes of Section 8.2)
Dated as of May 31, 2007
     This Companies Disclosure Letter is being furnished by HYDRA-CO Enterprises, Inc. (“HCE”) and HCO-Jamaica, Inc. (“HCO-Jamaica” and together with HCE, each a “Seller” and collectively “Sellers”) to AEI Central America Ltd. (“Purchaser”) and Ashmore Energy International (“Parent”) in connection with the Stock Purchase Agreement dated as of May 31, 2007 (the “Agreement”) by and among Sellers, Purchaser and, solely for the limited purposes of Section 8.2, Parent. Unless the context otherwise requires, all capitalized terms used in this Companies Disclosure Letter shall have the respective meanings assigned to them in the Agreement.
     The contents of this Companies Disclosure Letter are qualified in their entirety by reference to the specific provisions of the Agreement, and are not intended to constitute, and shall not be construed as constituting, representations or warranties of Sellers or the Company, except as and to the extent provided in the Agreement.
     Nothing in this Companies Disclosure Letter shall constitute an admission that any information disclosed, set forth or incorporated by reference in this Companies Disclosure Letter, either individually or in the aggregate, is material, or would result in a Companies Material Adverse Effect or Sellers Material Adverse Effect. No disclosure made in this Companies Disclosure Letter (i) shall be deemed to modify in any respect the standard of materiality or any other standard for disclosure set forth in the Agreement or (ii) relating to any possible breach or violation of any agreement, contract, Law or Governmental Order shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.
     Notwithstanding anything to the contrary contained in this Companies Disclosure Letter or in the Agreement, the information and disclosures contained in each schedule hereto shall be deemed to be disclosed and incorporated by reference in each of the other schedules hereto as though fully set forth in such other schedules. Purchaser has informed Sellers that there are no documents (or copies of such documents) referred to in this letter as having been disclosed which Purchaser would like to see and which have not been supplied or made available to it. There are no matters referred to in this letter in respect of which Purchaser require further details
     Headings have been inserted herein for convenience of reference only and shall to no extent have the effect of amending or changing the express description of this Companies Disclosure Letter as contemplated by the Agreement or the express description of the Sections of the Agreement.
     This Companies Disclosure Letter shall be deemed to include, and there are incorporated into it by way of disclosure, all information disclosed in the files and working papers of Sellers and the Jamaica Subsidiaries made available to Purchaser in the virtual data room on Intralinks under “Project Beta” as of May 31, 2007.

Certain Defined Terms Used Herein

CDC	Commonwealth Development Corporation
EIF	EIF Jamaica, L.L.C.
HCE	Hydra-Co Enterprises, Inc.
HCE-Rockfort	HCE-Rockfort Diesel, Inc.
HCO Operations	Hydra-Co Operations, Inc.
HCO-Jamaica	HCO-Jamaica, Inc.
IEP	IEP Jamaica Investments 1, L.L.C.
JPPC	Jamaica Private Power Company
JPS	Jamaica Public Service Company Limited
MIGA	Multilateral Investment Guarantee Agency
NIBJ	National Investment Bank of Jamaica Limited
Power Company	Jamaica Private Power Company Limited
PPO	Private Power Operators, Ltd.
Rockfort Power	Rockfort Power Associates Inc.
UPI	USEC-Precursor, Inc.
UPM	USEC-Precursor Management, Inc.
WIDC	West Indies Development Corporation Limited

EXHIBIT A to STOCK PURCHASE AGREEMENT
Schedule 3.1(b)
Companies Required Consents
4.	Implementation Agreement. Pursuant to the Implementation Agreement dated as of October 10, 1994 between GOJ and the Power Company, prior written consent of the GOJ will be required in connection with the transactions contemplated by the Agreement. Such consent shall not be unreasonably withheld.

5.	GOJ Agreement with Initial Members. Pursuant to the GOJ Agreement with Initial Members, prior written consent of the GOJ will be required in connection with the transactions contemplated by the Agreement. Such consent shall not be unreasonably withheld.

6.	NIBJ Agreement with Initial Members. Pursuant to the NIBJ Agreement with Initial Members, prior written consent of the NIBJ will be required in connection with the transactions contemplated by the Agreement. Such consent shall not be unreasonably withheld.

7.	Power Purchase Agreement. Pursuant to the Power Purchase Agreement, prior written consent of the GOJ will be required in connection with the transactions contemplated by the Agreement. Such consent shall not be unreasonably withheld.

8.	Members’ Agreement. Pursuant to the Members’ Agreement, prior written consent and approvals required under the Power Purchase Agreement and the Implementation Agreement may be required in connection with the transactions contemplated by the Agreement.

9.	(A142) Contract of Guarantee between Hydra-Co Enterprises, Inc. and the Multilateral Investment Guarantee Agency (MIGA) (as amended). Pursuant to General Conditions of Guarantee for Equity Investments prior written consent of MIGA will be required in connection with the transactions contemplated by the Agreement. Such consent shall not be unreasonably withheld.*

10.	(A213) Contract of Guarantee between UPI and the Multilateral Investment Guarantee Agency (MIGA (assigned to Hydra-Co Enterprises, Inc)(as amended). Pursuant to General Conditions of Guarantee for Equity Investments prior written consent of MIGA will be required in connection with the transactions contemplated by the Agreement. Such consent shall not be unreasonably withheld.*

11.	Fund Loan Agreement between the Power Company and NIBJ, dated October 10, 1994. Pursuant to the Fund Loan Agreement, prior written consent of NIBJ will be required with respect to a change of the Operator Manager in connection with the transactions contemplated by the Agreement.

12.	See Schedule 3.2(d).

*	Pursuant to the Insurance Coordinating Agreement dated as of October 10, 1994 among HCE-Rockfort, IEP Jamaica Investments 1, L.L.C., USEC-Precursor, Inc., Rockfort Power Associates Inc., EIF and JPPC, (i) the members of JPPC covenanted and agreed to maintain the MIGA insurance policies during the term of such agreement and (ii) JPPC agreed to pay the premiums on such policies on behalf of such members.

Schedule 3.1(c)
Companies Required Statutory Approvals
1.	The Notification of Self-Certification of Foreign Utility Company Status with the Federal Energy Regulatory Commission (“FERC”) has been filed with respect to the Power Company and PPO. Sixty days after submitting this Notification of Self-Certification of Foreign Utility Company Status, unless FERC issues an order to the contrary, “Foreign Utility Companies” status will be deemed to have been granted to the Power Company and PPO by operation of FERC’s regulations. As a result, an application to the FERC for authorization under Section 203 of the Federal Power Act is not required.[1]

2.	Implementation Agreement. Pursuant to the Implementation Agreement dated as of October 10, 1994 between GOJ and the Power Company, prior written consent of the GOJ will be required in connection with the transactions contemplated by the Agreement. Such consent shall not be unreasonably withheld.

3.	GOJ Agreement with Initial Members. Pursuant to the GOJ Agreement with Initial Members, prior written consent of the GOJ will be required in connection with the transactions contemplated by the Agreement. Such consent shall not be unreasonably withheld.

4.	NIBJ Agreement with Initial Members. Pursuant to the NIBJ Agreement with Initial Members, prior written consent of the NIBJ will be required in connection with the transactions contemplated by the Agreement. Such consent shall not be unreasonably withheld.

5.	Power Purchase Agreement. Pursuant to the Power Purchase Agreement, prior written consent of the GOJ will be required in connection with the transactions contemplated by the Agreement. Such consent shall not be unreasonably withheld.

6.	Members’ Agreement. Pursuant to the Members’ Agreement, prior written consent and approvals required under the Power Purchase Agreement and the Implementation Agreement may be required in connection with the transactions contemplated by the Agreement.

7.	(A142) Contract of Guarantee between Hydra-Co Enterprises, Inc. and the Multilateral Investment Guarantee Agency (MIGA) (as amended). Pursuant to General Conditions of Guarantee for Equity Investments prior written consent of MIGA will be required in connection with the transactions contemplated by the Agreement. Such consent shall not be unreasonably withheld.

[1]	If the Purchaser is a “public utility” under FERC’s regulations, this language may have to be modified as appropriate.

8.	(A213) Contract of Guarantee between UPI and the Multilateral Investment Guarantee Agency (MIGA)(assigned to Hydra-Co Enterprises, Inc) (as amended). Pursuant to General Conditions of Guarantee for Equity Investments prior written consent of MIGA will be required in connection with the transactions contemplated by the Agreement. Such consent shall not be unreasonably withheld.

Schedule 3.2(b)
Power Company

	Class A Shares		Class B Shares
		% Ownership of A		% Ownership of B
Shareholders	No. of Shares	Shares	No. of Shares	Shares
HCE-Rockfort Diesel, Inc.	1,941	87.9	2,994	31.6
IEP Jamaica Investments 1, L.L.C.	267	12.1
West Indies Development Corp. Ltd.			1,816	19.2
EIF Jamaica, L.L.C			1,835	19.4
Rockfort Power “Belize” Inc.			2,809	29.8

Total	2,208	100%	9,454	100%

Jurisdiction of formation of the Power Company: Jamaica
Authorized share capital of the Power Company: 3,245 Class A shares, 9,454 Class B shares

Schedule 3.2(d)
Agreements regarding Shares and Equity Interests
1.	Power Purchase Agreement. Pursuant to the Power Purchase Agreement, the Jamaica Public Service Company Limited may have an exclusive right of first refusal to acquire the approximately 42.3% of the Equity Interests in the Power Company owned by HCE-Rockfort in connection with the transactions contemplated by the Agreement.

2.	Stock Purchase Option Agreement. Pursuant to the Stock Purchase Option Agreement dated as of October 10, 1994 by and among PPO, HCE, CMS Operating (formerly HYDRA-CO Operations Inc.), HCO-Jamaica, HCE-Rockfort, IEP, UPI, UPM, Rockfort Power, WIDC, EIF and Randall I. Phelps, HCO-Jamaica granted an option to purchase all of the Equity Interests owned by it in PPO upon the occurrence of certain events, including any sale of CMS Operating or HCO-Jamaica separately from the sale of HCE.

3.	Members’ Agreement. Pursuant to the Members’ Agreement, HCE-Rockfort, among other things, agrees to take all actions necessary to call or cause the Power Company and the appropriate officers of the Power Company to call a special or annual meeting of the members and to vote the shares in the Power Company owned by HCE-Rockfort upon all matters submitted to a vote of the members of the Power Company in conformity with the specific terms and provisions of the Companies Act of Jamaica, the Memorandum of Association and the Articles of Association of the Power Company or the Members’ Agreement.

4.	GOJ Agreement with Initial Members

5.	NIBJ Agreement with Initial Members

Schedule 3.3(d)
Undisclosed Liabilities
1.	Outstanding payroll payments due to HEART Trust NTA in the sum of approximately J$2.5 million due to an error which the parties have agreed can be repaid throughout the year.

2.	No provision has been made in any of the PPO Financial Statements and the Power Company Financial Statements in respect of any of the matters listed in Schedules 3.5 and 3.12.

Schedule 3.4
Absence of Certain Changes or Events
1.	The Power Company has entered into a Contract for Construction between the Power Company and Construction and Dredging (2005) Limited, dated March 14, 2007.

2.	The Power Company issued a purchase order to ABB, Inc. for a turbocharger casing, dated April 26, 2007.

3.	The Power Company issued a purchase order to KIC for the inspection and repair of HRSG #2, dated May 21, 2007.

4.	The Power Company issued a purchase order to Tampa Armature Works for removal and installation of a new tap changer inside Unit#2 Transformer.

5.	The Power Company will be entering into a renewal contract with GE BETZ.

6.	The Power Company has affirmed the appointment of PricewaterhouseCoopers Jamaica as its auditor for the fiscal year 2007

7.	Amendment to Management Services Contract between HCO-Jamaica and PPO, dated October 10, 1994.

Schedule 3.5
Tax Matters
1.	The statute of limitations for the U.S. federal income tax returns for HCE-Rockfort with respect to the 1992 to 2001 taxable years has been extended through December 31, 2007 and the statute of limitations for the U.S. federal income tax returns prepared for HCE-Rockfort with respect to the 2002 to 2004 taxable years has been extended through December 31, 2008.

2.	Pursuant to the Implementation Agreement between the Government of Jamaica and the Power Company dated October 10, 1994, the Power Company was exempted from liability for taxes on income in Jamaica for a period of seven years from that date.

3.	Pursuant to the Implementation Agreement between the Government of Jamaica and the Power Company dated October 10, 1994, the Power Company was entitled to import and export certain items of plant and machinery without payment of customs duty, stamp duties or general consumption tax.

4.	With the exception of the Pollution Liability insurance policy, the Power Company has utilized insurance brokers located in the USA and insurance companies located off the island of Jamaica for certain insurance policies. Pollution Liability insurance policy was issued by an insurer in Jamaica. General Consumption Tax is chargeable in respect of services rendered locally as well as imported services. Except, however for the payment of General Consumption Tax in respect of the Pollution Liability insurance policy in 2005 and 2006, no General Consumption Tax has been paid in respect of the insurance policies. In addition, the Insurance Regulations (Jamaica) provides for the payment of a surcharge on any insurance placed in a country other than Jamaica. No surcharge has been paid by the Power Company based on advice received from Price Waterhouse Coopers that the Insurance Act only regulates insurance companies, brokers and agents and any other person governed by the Act. Since the Power Company does not fall under the scope of people governed by the Act and there is no mechanism in place to enforce the surcharge against persons who do not fall within the ambit of the Insurance law, the advice received was that the Power Company would have no tax liability in this regard.

5.	The Power Company files its Tax Returns on the basis of U.S. dollar. The Jamaican authority has reviewed such filed Tax Returns, but to date, to the Knowledge of Sellers, has not completed its review.

6.	Certain Jamaican Tax consequences may arise in connection with the execution of the amendment to the Management Services Contract between HCO-Jamaica and PPO, dated October 10, 1994.

Schedule 3.6
Litigation
Seller has received verbal threats of litigation from the other members regarding the proposed sale of the shares in the Power Company by HCE Rockfort contemplated by the Agreement. Seller received a letter dated May 3, 2007 from Rockfort Power (Belize), Inc. requesting Seller’s position on certain language under the Members’ Agreement dated as of October 10, 1994. Seller delivered a letter to Rockfort Power (Belize) Inc. in response to such letter.

Schedule 3.7(a)
Compliance with Laws
1.	Filing of 2006 Annual Returns for Power Company and PPO.

Schedule 3.8(a)
Employee Benefits
1.	Occupational Health and Safety Guidelines by The World Bank, Environment Department, dated September 1988.

2.	PPO Employee Incentive Program 2007.

3.	Group Health Insurance

4.	Group Life Insurance

5.	Employment Agreements for each employee

6.	Staff Revolving Loan Scheme for National Workers Union represented employees of PPO

7.	Collective Bargaining Agreement between the National Workers Union and PPO dated June 9, 1999

8.	Heads of Agreement between the National Workers Union and PPO dated January 30, 2006

9.	Heads of Agreement between the National Workers Union and PPO dated October 3, 2003

10.	Settlement of Dispute between PPO and National Workers Union and the Award IDT Division dated January 6, 2003

11.	Trust Deed and Rules for the Pension Plan for Employees of PPO dated July 1, 1996

12.	Annual Christmas Gift Programme (unwritten). In 2006, the Power Company incurred an expense in the amount of US$43,315.00 in connection with said programme.

13.	Costs and expenses related to the payment of certain income and other payments paid to the general manager of the Power Company by an Affiliate of Sellers in respect of secondment arrangements (unwritten).

Schedule 3.8(e)
Employee Benefits
None.

Schedule 3.8(f)
Employee Benefits
See item 11 in Schedule 3.8(a).

Schedule 3.9(a)
Companies Permits
1.	License No. 005L97a Trade effluent discharge license (expired, renewal applied for)

2.	License No. 005L97b Sewage effluent discharge license (expired, renewal applied for)

3.	Certificate of Re-registration (under the Factories Act) (expires June 2007, renewal to be then obtained)

Schedule 3.10(a)
Leased Real Property
1.	Lease between JPS and Urban Development Corporation, as Lessors, and the Power Company, as Lessee, dated October 10, 1994 in respect of lands registered at Volume 1094 Folio 862, Volume 1256 Folio 654, Volume 943 Folio 88 and Volume 1178 Folio 324 of the Register Book of Titles.

2.	Grant of Right of Way between Urban Development Corporation, as Grantor, and the Power Company, as Grantee dated October 10, 1994.

3.	Grant of Access over and through all real property owned or controlled by the GOJ as is necessary for the purpose of designing, financing, constructing, owning, operating and maintaining the Complex (as defined in the Implementation Agreement).

4.	Lease for General Manager’s House at 13 Norbrook Road, Kingston 8, St. Andrew by the Power Company.

Schedule 3.11(a)
Contracts
I.	LOAN AGREEMENTS

1.	Reimbursement and Loan Agreement between the Power Company, BOT Financial Corporation, Nationsbank of FMRIDA, N.A., Deutsche Bank AG, New York branch, dated October 10, 1994.

2.	Trust Deed between the Power Company and BOT Financial Corporation, dated October 10, 1994.

3.	Mortgage between the Power Company, BOT Financial Corporation, JPS and Urban Development Corporation, dated October 10, 1994.

4.	Fund Loan Agreement between the Power Company and NIBJ, dated October 10, 1994.

5.	Debenture between the Power Company and NIBJ, dated October 10, 1994.

6.	Mortgage between the Power Company, NIBJ, JPS and Urban Development Corporation dated October 10, 1994.

7.	Collateral Agreement between the Power Company and BOT Financial Corporation, dated October 10, 1994.

8.	Supplemental NIBJ Agreement between the Power Company, NIBJ, HCE-Rockfort, IEP, UPI, WIDC, EIF and Rockfort Power, dated October 10, 1994.

9.	Assignment between the Power Company and NIBJ, dated October 10, 1994.

10.	Escrow Agreement between the Power Company, BOT Financial Corporation, CDC, NIBJ and Scotiabank Jamaica Trust and Merchant Bank Limited, dated October 10, 1994.

11.	Intercreditor Agreement between BOT Financial Corporation, Nationsbank of Florida, N.A., Deutsche Bank AG, New York Branch, CDC, NIBJ, Banco Santander S.A., New York Branch, Scotiabank Jamaica Trust and Merchant Bank Limited, the Bank of Tokyo Trust Company and the Power Company dated October 10, 1994

12.	The Loan Agreements and Security Documents with and in favour of Commonwealth Development Corporation which loan has been repaid however the security interests have not as yet been discharged

13.	Reserve Account Agreement among the Power Company, BOT Financial Corporation, CDC, NIBJ and the Bank of Tokyo Trust Company dated October 10, 1994

14.	Political Risk Proceeds Account and Taking Proceeds Account Agreement among the Power Company, BOT Financial Corporation, CDC, equity participants named therein and the Bank of Tokyo Trust Company dated October 10, 1994

15.	Amended and Restated Blocked Account Agreement between the Bank of Nova Scotia Jamaica Limited, the Power Company, BOT Financial Corporation and NIBJ dated 15th January, 1995

II.	PROJECT AGREEMENTS AND MISCELLANEOUS AGREEMENTS

1.	60 MW Slow Speed Diesel Project Construction Management, Operation and Maintenance Agreement between the Power Company and PPO, dated October 10, 1994.

2.	Management Services Contract between HCO-Jamaica and PPO, dated October 10, 1994 (as amended).

3.	Professional Services Contract between Allied Protection Limited and the Power Company, dated June 16, 2005.

4.	Fuel Supply Agreement between Petrojam, Ltd and the Power Company, dated October 10, 1994.

5.	Lubricant Supply Agreement between Esso Standard Oil S.A. Limited and the Power Company, dated December 14, 2005.

6.	Contract for Construction between the Power Company and Construction and Dredging (2005) Limited, dated March 14, 2007.

7.	The Beach Control Law 1955 Licence to Encroach on the Foreshore and the Floor of the Sea, granted by the Natural Resources Conservation Authority to the Power Company, dated September 5, 1994.

8.	The Jamaica Private Power Company Limited Supply of Electricity Licence 1994, granted by Robert D. Pickersgill, Minister of Public Utilities, Mining and Energy to the Power Company, dated 1994.

9.	Insurance Coordinating Agreement between HCE-Rockfort, IEP, USP Rockfort Power Associates Inc, EIF and the Power Company

10.	Draft Alternate Fuel Supply Plan prepared by Vernon M. Meikle dated June 3, 1994

III.	SHARE PURCHASE AND SHAREHOLDERS AGREEMENTS

1.	Stock Purchase Option Agreement between PPO, HCE, HCO Operations, HCO-Jamaica, HCE-Rockfort, IEP, UPI, UPM, Rockfort Power, WIDC, EIF and Randall I. Phelps, a natural person, dated October 10, 1994.

2.	GOJ Agreement with Initial Members between GOJ, HCE-Rockfort, IEP and USP, dated October 10, 1994.

3.	NIBJ Agreement with Initial Members between NIBJ, HCE-Rockfort, IEP and USP, dated October 10, 1994.

4.	Implementation Agreement between GOJ and the Power Company, dated as of October 10, 1994.

5.	Members’ Agreement between the Power Company and certain members signatories thereto, dated October 10, 1994.

6.	Articles of Association of JPPC.

7.	Memorandum of Association of JPPC.

8.	Articles of Association of PPO.

9.	Memorandum of Association of PPO.

IV.	POWER PURCHASE AGREEMENTS

1.	Power Purchase Agreement between JPS and the Power Company, dated October 10, 1994, as amended.

2.	GOJ Guarantee between GOJ and the Power Company, dated October 10, 1994.

V.	EQUITY CONTRIBUTION OBLIGATIONS

1.	Equity Purchase Agreement dated October 10, 1994 between the Power Company, HCE, EIF and Rockfort Power Associates Inc.

2.	Equity Participation and Reimbursement Agreement dated October 10, 1994 between Power Company, Hydra-Co Enterprises Inc., IEF, Precursor Systems Inc. and the Members of the Power Company.

3.	Equity Contribution Agreement dated as of October 10, 1994 among Power Company, HCE, Banco Santander, New York Branch, CDC and NIBJ.

4.	Letter Agreement between WIDC and HCE dated October 10, 1994.

See Schedules 3.2(d), 3.8(a), 3.10(a), 3.11(b)(i), 3.13(a), 3.15 and 3.16.

Schedule 3.11(b)(i)
Contracts
1.	Honeywell Hardware Maintenance Agreement between Honeywell and the Power Company, dated January 29, 2007.

Schedule 3.11(b)(ii)
Contracts
1.	Certain requirements under the Power Purchase Agreement have not been complied with, including, without limitation, certain provisions regarding insurance, the provision of an alternative fuel supply plan, the establishment and maintenance of a broker bank agreement and the maintenance of a security adjustment account.

2.	Certain requirements under the various project and financing agreements, including, without limitation, the Fund Loan Agreement with NIBJ have not been complied with, such as establishing an on-shore account for debt service reserve, obtaining the prior written consent of the NIBJ to change the Operator Manager and obtaining approvals in respect of budgets and budget amendments.

3.	Under the Construction Management, Operation and Maintenance Agreement dated as of October 10, 1994 between JPPC and PPO, PPO is obligated to provide a performance bond with a face amount of US$240,000.00. PPO has not provided such performance bond.

Schedule 3.12
Environmental Matters
1.	In a letter dated August 8, 2005, the Jamaican National Environmental & Planning Agency informed the Power Company of certain non-compliance items with respect to its water discharge permits as follows: (i) the facility’s industrial discharged report failed to include the required monitoring information for the pH parameter; (ii) the facility’s sanitary effluent discharge had poor effluent discharge quality; and (iii) compliance in 2004 for BOD was 17%, fecal coliform 58% and Phosphate 33% and the first quarter of 2005 continued to show poor results for BOD, nitrates and Total Nitrogen. The letter concludes that performance needs to improve or otherwise legal action may be taken. In a letter from the Jamaican National Environmental & Planning Agency to the Power Company dated August 14, 2006, the Agency notes that for the second quarter 2006 attention needs to be paid to sewer effluent because BOD, Total Nitrogen and fecal coliform levels are too high.

2.	In a letter from the Jamaican National Environmental & Planning Agency to the Power Company dated June 12, 2006, the Jamaican National Environmental & Planning Agency notes that for the first quarter 2006 the Power Company’s industrial discharge was significantly above the temperature standard applicable to non-contact cooling water and states that immediate steps need to be taken to correct this problem. In a letter from the Jamaican National Environmental & Planning Agency to the Power Company dated August 14, 2006, the Agency notes that for the second quarter 2006 the Power Company’s industrial discharge was significantly above the temperature standard applicable to non-contact cooling water and states that immediate steps need to be taken to correct this problem.

3.	The seawater discharge pipe was damaged during the construction of the new seawater intake pipe and the plant is currently being operated with a significant leak in the seawater discharge pipe.

4.	The plant has been and is currently being operated with parameters including, but not limited to nitrates, in excess of those prescribed by the Water Resources Authority in conjunction with License No. A2006/07 Licence to Abstract and Use Water.

5.	The plant has been and is currently being operated with parameters including, but not limited to nitrates, in excess of those prescribed by the Water Resources Authority in conjunction with License No. A2006/08 Licence to Abstract and Use Water.

6.	The Jamaican Natural Resources Conservation Authority promulgated new Air Quality regulations in July of 2006 that may be applicable to the facility of the Power Company but which are not yet being adhered to.

Schedule 3.13(a)
Labor Matters
1.	Collective Labour Agreement between PPO and National Workers Union, dated June 9, 1999

2.	Heads of Agreement 2005 to 2007 between PPO The National Workers Union, dated January 30, 2006

3.	Heads of Agreement between the National Workers Union and PPO dated October 3, 2003

4.	Settlement of Dispute between PPO and National Workers Union and the Award IDT Division dated January 6, 2003

Schedule 3.13(b)
Labor Matters
1.	National Workers Union in respect of the following categories of workers:
a.	Senior Engineers

b.	Second Engineers

c.	Third Engineers

d.	Electrical Technician 1

e.	Electrical Technician 2

f.	Repairmen

g.	Janitors

h.	General Services Supervisor

i.	Purchasing Officer

j.	Receptionist/Administrative Assistant

k.	Driver/Courier

l.	Leadman Support Services

m.	Results Clerk

n.	Instrument Technician

Schedule 3.15
Affiliate Contracts
1.	Management Services Contract between HCO-Jamaica and PPO, dated October 10, 1994 (as amended).

2.	Stock Purchase Option Agreement between PPO, HCE, HCO Operations, HCO-Jamaica, HCE-Rockfort, IEP, UPI, UPM, Rockfort Power, WIDC, EIF and Randall I. Phelps, a natural person, dated October 10, 1994.

3.	MP2 Support Service coordinated by CMS Energy — expires in December and will not be renewed.

4.	See item 13 in Schedule 3.8(a).

5.	Purchase Order in the annual amount of US$60,000.00 for offsite controller referred in the Construction Management, Operation and Maintenance Agreement dated as of October 10, 1994.

6.	HCE-Rockfort is a party to the Amended and Restated Agreement for the Allocation of Income Tax Liabilities and Benefits, as of January 1, 1994, between CMS Energy Corporation and certain consolidated (domestic) subsidiaries.

Schedule 3.16
Insurance

Policy	Coverage	Insurer/Insured	Term	Limit of Liability	Deductibles

Property Damage and Business Interruption Package Policy	Insures Power Company against damage to plant property and equipment and resulting business interruption from all risk perils and boiler and machinery breakdown.	Lloyds of London and various London insurers/ Power Company, Private Power Operators Limited, and CMS Resource Development Company	November 12, 2006 to November 12, 2007	$124,200,000 each loss $50,000,000 Catastrophe perils $26,864,000 Business Interruption	$500,000 PD $1,000,000 Mach Breakdown to Diesels 2% of TIV for EQ and 2% of TIV for flood and wind 45 days for BI 60 days for BI to Diesel B&M

Pollution Legal Liability	Insures legal liability arising out of injury or damage from a pollution event.	American Home Insurance Co/Power Company, Private Power Operators Limited, and CMS Resource Development Company	November 12, 2006 to November 12, 2007		$50,000 each incident

General Liability, Employers Liability, Contingent and Non Owned Auto Liability	Third party personal injury and property damage liability for occurrences.	Great Northern Insurance Co/ Power Company, Private Power Operators Limited, and CMS Resource Development Company	November 12, 2006 to November 12, 2007	$1,000,000 per occurrence and annual aggregate	$50,000 per occurrence

Umbrella Liability	Excess third party personal injury and property damage liability for occurrences.	Great Northern Insurance Co/ Power Company, Private Power Operators Limited, and CMS Resource Development Company	November 12, 2006 to November 12, 2007	$10,000,000 per occurrence and annual aggregate	Excess of underlying

Automobile Liability and Physical Damage	Liability insurance for local Jamaica law.	Jamaica International Insurance Co	January 1, 2006 to January 1, 2007	J$5,000,000 BI and J$5,000,000 PD

Employers Liability	Insurance coverage.	Jamaica International Insurance Co	January I, 2006 to January 1, 2007	J$5,000,000

Employer’s Liability	Insurance coverage	Jamaica International Insurance Co	December 6, 2006 to December 6, 2007	J$60,000,000

Group Life Insurance	Insurance coverage	Guardian Life Limited	January 1, 2007 to December 31, 2007	J$7,400,000

Group Personal Accident	Insurance coverage	American Home Assurance Company Limited	January 10, 2007 to January 9, 2007	J$40,000,000

Group Health Insurance	Insurance coverage	Life of Jamaica	January 1, 2007 to December 31, 2007	J$5,000,000

Commercial Comprehensive Motor	Insurance coverage	Jamaica International Insurance Co	January 1, 2007 to December 31, 2007	J$7,881,240

Private Comprehensive Motor	Insurance coverage	Jamaica International Insurance Co	January 1, 2007 to December 31, 2007	J$5,500,000

EXHIBIT C to STOCK PURCHASE AGREEMENT
PURCHASER DISCLOSURE LETTER
to
STOCK PURCHASE AGREEMENT
by and among
HYDRA-CO ENTERPRISES, INC.
HCO-JAMAICA, INC.
and
AEI CENTRAL AMERICA LTD.
together with
ASHMORE ENERGY INTERNATIONAL
(solely for the limited purposes of Section 8.2)
Dated as of May 31, 2007

PURCHASER DISCLOSURE LETTER
to
STOCK PURCHASE AGREEMENT
by and among
HYDRA-CO ENTERPRISES, INC.
HCO-JAMAICA, INC.
and
AEI CENTRAL AMERICA LTD.
together with
ASHMORE ENERGY INTERNATIONAL
(solely for the limited purposes of Section 8.2)
Dated as of May 31, 2007
     This Purchaser Disclosure Letter is being furnished by AEI CENTRAL AMERICA LTD. (“Purchaser”) to HYDRA-CO ENTERPRISES, INC. and HCO-JAMAICA, INC. (together, “Sellers”) in connection with the Stock Purchase Agreement dated as of May 31, 2007 (the “Agreement”) by and among Sellers, Purchaser, and, solely for the limited purposes of Section 8.2, Ashmore Energy International (“Parent”). Unless the context otherwise requires, all capitalized terms used in this Purchaser Disclosure Letter shall have the respective meanings assigned to them in the Agreement.
     The contents of this Purchaser Disclosure Letter are qualified in their entirety by reference to the specific provisions of the Agreement, and are not intended to constitute, and shall not be construed as constituting, representations or warranties of Purchaser, except as and to the extent provided in the Agreement.
     Nothing in this Purchaser Disclosure Letter shall constitute an admission that any information disclosed, set forth or incorporated by reference in this Purchaser Disclosure Letter, either individually or in the aggregate, is material, or would result in a Purchaser Material Adverse Effect. No disclosure made in this Purchaser Disclosure Letter (i) shall be deemed to modify in any respect the standard of materiality or any other standard for disclosure set forth in the Agreement or (ii) relating to any possible breach or violation of any agreement, contract, Law or Governmental Order shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.
     Notwithstanding anything to the contrary contained in this Purchaser Disclosure Letter or in the Agreement, the information and disclosures contained in each schedule hereto shall be deemed to be disclosed and incorporated by reference in each of the other schedules hereto as though fully set forth in such other schedules. Purchaser has informed Sellers that there are no documents (or copies of such documents) referred to in this letter as having been disclosed which Sellers would like to see and which have not been supplied or made available to them. There are no matters referred to in this letter in respect of which Sellers require further details.
     Headings have been inserted herein for convenience of reference only and shall to no extent have the effect of amending or changing the express description of this Purchaser Disclosure Letter as contemplated by the Agreement or the express description of the Sections of the Agreement.
     This Disclosure Letter shall be deemed to include all information disclosed in the files and working papers of Parent and Purchaser made available to Sellers in the virtual data room on Intralinks under “Project Beta” as of May 31, 2007.

Schedule 4.2(b)
Non-Contravention
None.

Schedule 4.2(c)
Statutory Approvals
1.	The Notification of Self-Certification of Foreign Utility Company Status with the Federal Energy Regulatory Commission (“FERC”) has been filed with respect to the Power Company and PPO. Sixty days after submitting this Notification of Self-Certification of Foreign Utility Company Status, unless FERC issues an order to the contrary, “Foreign Utility Companies” status will be deemed to have been granted to the Power Company and PPO by operation of FERC’s regulations. As a result, an application to the FERC for authorization under Section 203 of the Federal Power Act is not required.[1]

2.	Implementation Agreement. Pursuant to the Implementation Agreement dated as of October 10, 1994 between GOJ and the Power Company, prior written consent of the GOJ will be required in connection with the transactions contemplated by the Agreement. Such consent shall not be unreasonably withheld.

3.	GOJ Agreement with Initial Members. Pursuant to the GOJ Agreement with Initial Members, prior written consent of the GOJ will be required in connection with the transactions contemplated by the Agreement. Such consent shall not be unreasonably withheld.

4.	NIBJ Agreement with Initial Members. Pursuant to the NIBJ Agreement with Initial Members, prior written consent of the NIBJ will be required in connection with the transactions contemplated by the Agreement. Such consent shall not be unreasonably withheld.

5.	Power Purchase Agreement. Pursuant to the Power Purchase Agreement, prior written consent of the GOJ will be required in connection with the transactions contemplated by the Agreement. Such consent shall not be unreasonably withheld.

6.	Members’ Agreement. Pursuant to the Members’ Agreement, prior written consent and approvals required under the Power Purchase Agreement and the Implementation Agreement may be required in connection with the transactions contemplated by the Agreement.

7.	(A142) Contract of Guarantee between Hydra-Co Enterprises, Inc. and the Multilateral Investment Guarantee Agency (MIGA) (as amended). Pursuant to General Conditions of Guarantee for Equity Investments prior written consent of MIGA will be required in connection with the transactions contemplated by the Agreement. Such consent shall not be unreasonably withheld.

8.	(A213) Contract of Guarantee between UPI and the Multilateral Investment Guarantee Agency (MIGA) (assigned to Hydra-Co Enterprises, Inc) (as amended). Pursuant to General Conditions of Guarantee for Equity Investments prior written consent of MIGA will be required in connection with the transactions contemplated by the Agreement. Such consent shall not be unreasonably withheld.

Schedule 4.4
Litigation
None.

Schedule 9.2(b)
Purchaser Knowledge Group
1.	Miguel Mendoza
2.	Brian Zatarain

SCHEDULES TO STOCK PURCHASE AGREEMENT

Schedule 5.1
Conduct of Business
1.	The amendment and restatement of the Trust Deed and Rules in the Pension Plan for Employees of PPO dated July 1, 1996.

2.	HRSG (Heat Recovery Steam Generator) pipe repair.

Schedule 5.3
Access
None.

Schedule 5.9
Affiliate Contracts
1.	Management Services Contract between HCO-Jamaica and PPO, dated October 10, 1994 (as amended).

2.	Stock Purchase Option Agreement between PPO, HCE, HCO Operations, HCO-Jamaica, HCE-Rockfort, IEP, UPI, UPM, Rockfort Power, WIDC, EIF and Randall I. Phelps, a natural person, dated October 10, 1994.

3.	See item 5 on Schedule 3.15.

4.	See item 6 on Schedule 3.15.

Schedule 5.13
Resignations and Terminations
Private Power Operators Limited
1.	Directors:
a.	Michael C. Sniegowski

b.	Daniel E. Nally

c.	Thomas J. Allen
2.	President: Daniel E. Nally

3.	Vice President:
a.	Michael C. Sniegowski

b.	Timothy L. Mehl
4.	Treasurer: Scott J. McFerren

5.	Secretary: Thomas J. Allen
Jamaica Private Power Company Limited
1.	Director: Timothy L. Mehl

2.	President and Managing Agent: Daniel E. Nally

3.	Vice President: Michael C. Sniegowski

4.	Treasurer: Scott J. McFerren

5.	Secretary: Thomas J. Allen
HCE-Rockfort
1.	Chairman of the Board: David W. Joos

2.	President and Chief Executive Officer: Thomas W. Elward

3.	Senior Vice President: James E. Brunner

4.	Senior Vice President: John M. Butler

5.	Vice President and Controller: Carol A. Isles

6.	Vice President and General Counsel: Sharon A. McIlnay

7.	Vice President: Thomas L. Miller

8.	Vice President and Treasurer: Laura L. Mountcastle

9.	Vice President: Daniel E. Nally

10.	Vice President and Secretary: Catherine M. Reynolds

11.	Vice President: Michael C. Sniegowski

12.	Vice President and Chief Tax Counsel: Theodore J. Vogel

13.	Assistant Secretary: Jane M. Kramer

14.	Assistant Secretary: Joyce H. Norkey

15.	Assistant Treasurer: Beverly S. Burger

16.	Assistant Treasurer: James L. Loewen

Schedule 5.14
Tax Indemnity
PPO and HCO-Jamaica entered into that certain Management Services Contract dated October 10, 1994 pursuant to which HCO-Jamaica provided certain services to PPO in exchange for 60% of certain amounts to be received by PPO from the Power Company. Since January 2002, PPO has been remitting 100% of such amounts to HCO-Jamaica. In May 2007, PPO and HCO-Jamaica amended the Management Services Contract, retroactive to January 31, 2002, to clarify that HCO-Jamaica is entitled to 100% of such amounts. If the retroactive effect of the amendment is not acceptable to taxing authorities in Jamaica, this matter could give rise to additional Jamaican taxes for the period from January 2002 through May 2007.

Schedule 6.1(a)
Statutory Approvals
1.	Implementation Agreement. Pursuant to the Implementation Agreement dated as of October 10, 1994 between GOJ and the Power Company, prior written consent of the GOJ will be required in connection with the transactions contemplated by the Agreement. Such consent shall not be unreasonably withheld.

2.	GOJ Agreement with Initial Members. Pursuant to the GOJ Agreement with Initial Members, prior written consent of the GOJ will be required in connection with the transactions contemplated by the Agreement. Such consent shall not be unreasonably withheld.

3.	NIBJ Agreement with Initial Members. Pursuant to the NIBJ Agreement with Initial Members, prior written consent of the NIBJ will be required in connection with the transactions contemplated by the Agreement. Such consent shall not be unreasonably withheld.

4.	Power Purchase Agreement. Pursuant to the Power Purchase Agreement, prior written consent of the GOJ will be required in connection with the transactions contemplated by the Agreement. Such consent shall not be unreasonably withheld.

5.	Members’ Agreement. Pursuant to the Members’ Agreement, prior written consent and approvals required under the Power Purchase Agreement and the Implementation Agreement may be required in connection with the transactions contemplated by the Agreement.

6.	(A142) Contract of Guarantee between Hydra-Co Enterprises, Inc. and the Multilateral Investment Guarantee Agency (MIGA) (as amended). Pursuant to General Conditions of Guarantee for Equity Investments prior written consent of MIGA will be required in connection with the transactions contemplated by the Agreement. Such consent shall not be unreasonably withheld.

7.	(A213) Contract of Guarantee between UPI and the Multilateral Investment Guarantee Agency (MIGA) (assigned to Hydra-Co Enterprises, Inc) (as amended). Pursuant to General Conditions of Guarantee for Equity Investments prior written consent of MIGA will be required in connection with the transactions contemplated by the Agreement. Such consent shall not be unreasonably withheld.